Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(and associated preferred stock purchase rights)

of

MIDAS, INC.

at

$11.50 Net Per Share

by

GEARSHIFT MERGER CORP.,

a wholly owned subsidiary of

TBC CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, AT THE END OF TUESDAY, APRIL 24, 2012, UNLESS THE

OFFER IS EXTENDED.

The Offer (as defined herein) is being made pursuant to the Agreement and Plan of Merger, dated as of March 12, 2012 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among TBC Corporation, a Delaware corporation (“Parent”), Gearshift Merger Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Parent, and Midas, Inc., a Delaware corporation (“Midas”). Purchaser is offering to purchase all of the shares of common stock, par value $0.001 per share (“Shares”), including the associated rights to purchase shares of Series A Junior Participating Preferred Stock (the “Rights”), of Midas, at a price of $11.50 per Share, net to the seller in cash, without interest, less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.” Unless the context otherwise requires, all references herein to the “Shares” shall be deemed to include the associated Rights.

Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of the few remaining applicable conditions set forth in the Merger Agreement, Purchaser will merge with and into Midas (the “Merger”), with Midas continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent. At the time the Merger becomes effective (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares then owned by Parent, Purchaser, Midas or any of their respective direct or indirect wholly owned subsidiaries, and (ii) Shares that are held by any stockholders who are entitled to and properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash equal to the Offer Price, without interest, less any applicable withholding taxes. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

THE BOARD OF DIRECTORS OF MIDAS (THE “MIDAS BOARD”) UNANIMOUSLY

RECOMMENDS THAT YOU TENDER ALL OF YOUR

SHARES PURSUANT TO THE OFFER.

After careful consideration, the Midas Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including without limitation the Offer and the Merger, upon the terms and conditions set forth in the Merger Agreement, are advisable, fair to and in the best interests of Midas and Midas’ stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iii) recommended that Midas’ stockholders accept the Offer, tender their Shares pursuant to the Offer and, to the extent required by Section 253 of the Delaware General Corporation Law (the “DGCL”), adopt the Merger Agreement.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to 12:00 midnight, New York City time, at the end of Tuesday, April 24, 2012 (the “Expiration Date,” unless the Offer is extended pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended, will expire) a number of Shares which, together with Shares then owned by Parent and Purchaser and their subsidiaries (if any) and the number of Shares underlying the Options (as defined below) that are available for purchase by Parent immediately after the Acceptance Time (as defined herein) pursuant to the terms of the Tender and Support Agreement (the “Support Agreement”) with Alan D. Feldman, the Chairman, President and Chief Executive Officer of Midas, and the Alan D. Feldman Irrevocable 2010 Midas Grantor Annuity Trust (the “Feldman Trust”), represents at least a majority of the sum of (x) the issued and outstanding Shares as of the expiration of the Offer, plus (y) the aggregate Shares issuable to holders of outstanding Options (including, for the avoidance of doubt, the Shares underlying the Options that are available to be acquired by Parent immediately after the Acceptance Time pursuant to the Support Agreement), plus (z) the aggregate number of Shares issuable to holders of outstanding Warrants (as defined herein). The foregoing condition is referred to as the “Minimum Tender Condition.” Based on information provided to Purchaser and Parent by Midas, and assuming no additional Shares, Options or Warrants (as defined herein) were or are issued after March 9, 2012, the aggregate number of Shares that Purchaser must acquire in the Offer in order to satisfy the Minimum Tender Condition is approximately 8,065,664 Shares, which is approximately 50% of the outstanding Shares as of March 9, 2012 on a fully-diluted basis. The Offer is also subject to other customary conditions. See Section 15 — “Conditions to the Offer.”

Midas has granted to us an irrevocable right (the “Top-Up”), exercisable only on the terms and conditions set forth in the Merger Agreement, and only for so long as the Merger Agreement has not been terminated pursuant to the terms thereof, to purchase from Midas at a per Share price equal to the Offer Price (paid at our option in cash or by our issuance to the Company of a promissory note, but in the latter case combined with a cash payment to the Company equal to the portion of the aggregate Top-Up price attributable to the aggregate par value of the Shares subject to the Top-Up) a number of newly issued Shares that, when added to the number of Shares already owned by Parent and its subsidiaries (including Purchaser) following consummation of the Offer, constitutes one Share more than the number of Shares necessary for Purchaser to be merged into Midas without any vote of Midas’ stockholders in accordance with the DGCL. Under the DGCL, the threshold for this type of merger, which is referred to as a “short-form” merger, is 90% of the outstanding Shares (the “90% Threshold”). We will be deemed to have exercised the Top-Up immediately following consummation of the Offer if the number of Shares validly tendered in the Offer and not properly withdrawn, when added to the Shares owned by Parent and its subsidiaries (including Purchaser), does not satisfy the 90% Threshold.

Midas has enough Shares remaining authorized for issuance under its certificate of incorporation such that, if the Minimum Tender Condition is satisfied, the Top-Up will provide Purchaser the requisite number of Shares to satisfy the 90% Threshold and consummate the Merger as a short-form merger. Following the closing of the Offer and, if necessary, the Top-Up, Purchaser and Midas will, subject to the satisfaction or waiver of the conditions of the Merger, take all necessary and appropriate action to cause the Merger to become effective immediately after consummation of the Offer as a short-form merger pursuant to the applicable provisions of the DGCL without action of the stockholders of Midas.

A summary of the principal terms of the Offer appears on pages 1 through 8. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares pursuant to the Offer.

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should, prior to the Expiration Date, (i) complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with the certificates representing your Shares and any other required documents, to Computershare Trust Company, N.A., in its capacity as depositary for the Offer (the “Depositary”), (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer” or (iii) if applicable, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to Purchaser pursuant to the Offer.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.” Unless otherwise mutually agreed to by Midas and Parent, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer for purposes of determining whether the Minimum Tender Condition has been met unless and until the Shares underlying such notices of guaranteed delivery are delivered to or on behalf of Purchaser.

*****

D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), may be contacted at the address and telephone numbers set forth on the back cover of this Offer to Purchase for questions and/or requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

i

SUMMARY TERM SHEET

Securities Sought:	All of the shares of common stock, par value $0.001 per share, of Midas, Inc., a Delaware corporation, that are issued and outstanding, including the associated preferred stock purchase rights
Price Offered Per Share:	$11.50 per Share, net to the seller in cash, without interest, less any applicable withholding taxes
Scheduled Expiration Date:	12:00 midnight, New York City time, at the end of Tuesday, April 24, 2012, unless the Offer is extended
Purchaser:	Gearshift Merger Corp., a Delaware corporation and a wholly owned subsidiary of TBC Corporation, a Delaware corporation
Midas Board Recommendation:	The board of directors of Midas unanimously recommends that stockholders of Midas accept the Offer and tender their Shares pursuant to the Offer and, if required by the DGCL, vote their Shares to adopt the Merger Agreement

The following are some questions that you, as a stockholder of Midas, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal, which, together with any amendments or supplements hereto and thereto, collectively constitute the Offer.”To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. Questions or requests for assistance may be directed to D.F. King & Co., Inc., our Information Agent, at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

Who is offering to buy my Shares?

Purchaser is a corporation incorporated under the laws of the State of Delaware for the purpose of making the Offer and thereafter merging with and into Midas, with Midas continuing as the surviving corporation in the Merger (the “Surviving Corporation”) and as a wholly owned subsidiary of Parent. To date, Purchaser has not carried on any activities other than those related to its formation, the Merger Agreement, the Offer, and the Merger. Purchaser is a wholly owned subsidiary of Parent. Parent is a corporation incorporated under the laws of the State of Delaware. See the “Introduction” and Section 8 — “Certain Information Concerning Purchaser and Parent.”

How many Shares are you offering to purchase in the Offer?

We are making the Offer to purchase all issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal.

Midas has represented in the Merger Agreement that, as of the close of business on March 9, 2012, Midas had 100,000,000 Shares authorized for issuance. 14,408,542 of these Shares were issued and outstanding as of such time, including 752,479 Shares of restricted stock granted under Midas’ stock incentive plan (“Restricted Shares”), and an additional 219,554 Shares were reserved for issuance pursuant to Midas’ stock incentive plan. As of the close of business on March 9, 2012, there were 1,681,511 Shares issuable upon exercise of outstanding stock options granted pursuant to Midas’ equity incentive plans (each, an “Option”) and 41,273 Shares issuable upon exercise of outstanding warrants issued pursuant to Midas’ warrant agreement (each, a “Warrant”).

See the “Introduction” and Section 1 — “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer in order to acquire control of, and ultimately following the Merger, the entire equity interest in, Midas, while allowing Midas’ stockholders an opportunity to receive the Offer Price promptly (and in any event within three business days of the acceptance by Purchaser of such Shares) by tendering their Shares pursuant to the Offer. If the Offer is consummated, Parent, Purchaser and Midas expect to immediately consummate the Merger in accordance with the relevant provisions of the DGCL. At the time the Effective Time, Midas will become a wholly owned subsidiary of Parent. See Section 12 — “Purpose of the Offer; Plans for Midas; Rights Agreement.”

Is there an agreement governing the Offer?

Yes. The Agreement and Plan of Merger, dated as of March 12, 2012, provides, among other things, for the terms and conditions of the Offer and the Merger. See Section 11 — “The Merger Agreement; Other Agreements” and Section 15 — “Conditions to the Offer.”

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $11.50 per Share, net to the seller in cash, without interest, less any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

What does the Midas Board recommend?

After careful consideration, the Midas Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including without limitation the Offer and the Merger, upon the terms and conditions set forth in the Merger Agreement, are advisable, fair to and in the best interests of Midas’ stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iii) recommended that Midas’ stockholders accept the Offer, tender their Shares pursuant to the Offer and, to the extent required by the DGCL, adopt the Merger Agreement.

See the “Introduction” and Section 12 — “Purpose of the Offer; Plans for Midas; Rights Agreement” and Midas’ Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being filed with the SEC and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to Midas’ stockholders in connection with the Offer.

What are the most significant conditions to the Offer?

We are not obligated to purchase any Shares if, prior to the expiration of the Offer:

•

there has not been validly tendered and not properly withdrawn a number of Shares, which, when added to the number of shares already owned by Parent and Purchaser and their respective subsidiaries and the number of Shares underlying the Options that are available to be acquired by Parent immediately after the Acceptance Time (as defined below) pursuant to the Support Agreement, represent at least a majority of the sum of (x) the issued and outstanding Shares as of the expiration of the Offer, plus (y) the aggregate Shares issuable to holders of outstanding Options (including, for the avoidance of doubt, the Shares underlying the Options that are available to be acquired by Parent immediately after the Acceptance Time pursuant to the Support Agreement), plus (z) the aggregate number of Shares issuable to holders of outstanding Warrants. The foregoing condition is referred to as the “Minimum Tender Condition”;

•

the waiting period applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) shall have neither expired nor terminated;

•

Midas’ representations and warranties set forth in the Merger Agreement fail to be true and correct subject, in certain cases, to materiality and Company Material Adverse Effect (as subsequently defined) qualifications;

•	since the date of the Merger Agreement, there has occurred and be continuing a Company Material Adverse Effect; and

•	any applicable law or court order prohibits us from consummating the Offer or the Merger.

Based on information provided to Purchaser and Parent by the Company, and assuming no additional Shares, Options or Warrants were or are issued after March 9, 2012, the aggregate number of Shares that Purchaser must acquire in the Offer in order to satisfy the Minimum Tender Condition is approximately 8,065,664 Shares, which is approximately 50% of the fully diluted issued and outstanding Shares as of March 9, 2012.

The Offer is also subject to other customary conditions. See Section 15 — “Conditions to the Offer.”

What percentage of Shares do you or your affiliates currently own?

None of Purchaser, Parent or their respective affiliates currently owns any Shares.

Is the Offer subject to any financing condition?

No. The Offer is not subject to any financing condition.

Do you have the financial resources to pay for all Shares?

Yes. We will need approximately $173 million to purchase all outstanding Shares pursuant to the Offer and to consummate the Merger, plus related fees and expenses. In addition, pursuant to the Merger Agreement, Parent is required to repay at the time we accept your Shares for payment (the “Acceptance Time”) on behalf of Midas all indebtedness of Midas outstanding under the Company Credit Agreement (as defined in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Company Indebtedness”), which was approximately $72 million as of March 27, 2012. We and Parent expect to fund these cash requirements with funds borrowed from Sumitomo Corporation of America (“SCOA”), Parent’s majority shareholder, pursuant to a Keep Well Undertaking executed by SCOA for the benefit of Parent, Purchaser and Midas (the “Keep Well

Undertaking”). SCOA has represented to Parent and Purchaser that it has access to undrawn lines of credit exceeding $1 billion. See Section 9 — “Source and Amount of Funds” and Section 11— “The Merger Agreement; Other Agreements.”

Is your financial condition relevant to my decision to tender pursuant to the Offer?

No. We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	the consummation of the Offer is not subject to any financing condition;

•	if the Offer is consummated, we will acquire all remaining untendered Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price); and

•

we have sufficient funds available to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger, in each case in light of the Keep Well Undertaking from SCOA.

See Section 9 — “Source and Amount of Funds” and Section 11— “The Merger Agreement; Other Agreements.”

How long do I have to decide whether to tender pursuant to the Offer?

You will be able to tender your Shares pursuant to the Offer until 12:00 midnight, New York City time, at the end of Tuesday, April 24, 2012 (the “Expiration Date”, unless we extend the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by us, will expire). Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by Computershare Trust Company, N.A., our depositary for the Offer, within three NYSE trading days. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Date. See Section 1— “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?

Yes. Pursuant to the Merger Agreement, we are required to extend (and re-extend) the Offer under the following circumstances; provided that in no event will we be required to extend the Offer beyond July 12, 2012 (the “Outside Date”):

•

for any period required by the U.S. federal securities laws or any rule, regulation, interpretation or position of the SEC or its staff with respect to the U.S. federal securities laws or the rules and regulations of the NYSE applicable to the Offer; and

•

unless Parent or Midas has terminated the Merger Agreement in accordance with its terms, for periods of not more than 10 business days each if, at any Expiration Date, any condition to the Offer has not been satisfied or waived (to the extent waivable in accordance with the terms thereof); provided, however, that if at any Expiration Date the Minimum Tender Condition is the only condition to the Offer that has not been satisfied or waived, then we may, at our option, extend the Offer for one period of up to 10 business days, and if requested by Midas, will be required to extend the Offer for one or more periods of not more than 10 business days each.

Additionally, Midas may require us to extend the Offer for not more than 10 business days from the date Midas requests such extension if Midas receives an Acquisition Proposal or delivers a Company Board Recommendation Change (each as defined in Section 11 — “The Merger Agreement; Other Agreements — Midas Board’s Recommendation; Adverse Board Recommendation Changes”).

If we extend the Offer, such extension will extend the time that you will have to tender your Shares. See Section 1 — “Terms of the Offer” for more details on our ability or obligation to extend the Offer.

What is the Top-Up and when could it be exercised?

Midas has granted to us an irrevocable right (the “Top-Up”) to purchase from Midas the number of Shares that, when added to the number of Shares already owned by Parent and its subsidiaries (including Purchaser) following consummation of the Offer, constitutes one Share more than the number of Shares necessary for Purchaser to be merged into Midas without any vote of Midas’ stockholders in accordance with Section 253 of the DGCL. Under the DGCL, the threshold for this type of merger, which is referred to as a “short-form” merger, is the “90% Threshold”. We will be deemed to have exercised the Top-Up immediately following consummation of the Offer if the number of Shares validly tendered in the Offer and not validly withdrawn, when added to the Shares owned by Parent and its subsidiaries (including Purchaser), does not satisfy the 90% Threshold. Midas has enough Shares remaining authorized for issuance under its certificate of incorporation such that, if the Minimum Tender Condition is satisfied, the Top-Up will provide us with the requisite number of Shares to satisfy the 90% Threshold and consummate the Merger as a short-form merger. Following the closing of the Offer and, if necessary, the Top-Up, Purchaser and Midas will, subject to the satisfaction or waiver of the conditions of the Merger, take all necessary and appropriate action to cause the Merger to become effective immediately after consummation of the Offer, as a short-form merger pursuant to applicable provisions of the DGCL without action of Midas’ stockholders. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Top-Up” and Section 12 — “Purpose of the Offer; Plans for Midas; Rights Agreement.”

Will there be a subsequent offering period?

If the exercise of the Top-Up would be insufficient to cause Purchaser to reach the 90% Threshold or the Top-Up is held by a court of competent jurisdiction to be unenforceable or is enjoined by such court, Purchaser may, at its option, extend the Offer for a subsequent offering period in compliance with Rule 14d-11 promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all other provisions of applicable securities laws immediately following the Expiration Date. Midas has enough Shares remaining authorized for issuance under its certificate of incorporation such that, if the Minimum Tender Condition is satisfied, the Top-Up will provide Purchaser the requisite number of Shares to satisfy the 90% Threshold and consummate the Merger as a short-form merger, and therefore we do not currently expect there will be any need to provide for subsequent offering periods.

What is the difference between an extension of the Offer and a subsequent offering period?

If the Offer is extended, no Shares will be accepted or paid for until the Expiration Date (as so extended), and you will be able to withdraw your Shares until the Expiration Date. A subsequent offering period, if one is provided, would occur after the Acceptance Time and after we have become obligated to pay for all Shares that were validly tendered and not properly withdrawn prior to the Expiration Date. Shares that are validly tendered during a subsequent offering period will be accepted and paid for promptly after they are received and cannot be withdrawn. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”

How will I be notified if the time period during which I can tender my Shares pursuant to the Offer is extended?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date.

How do I tender my Shares pursuant to the Offer?

To tender your Shares pursuant to the Offer, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares”) in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary prior to the Expiration Date. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by such nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Date, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the missing items within three NYSE trading days. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after May 26, 2012, which is the 60th day from the commencement of the Offer, until the Acceptance Time. Once Shares are accepted for payment by Purchaser pursuant to the Offer, they cannot be withdrawn. See Section 4 — “Withdrawal Rights.”

You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4 — “Withdrawal Rights.”

How do I properly withdraw previously tendered Shares?

To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4 — “Withdrawal Rights.”

Upon the successful consummation of the Offer, will Shares continue to be publicly traded?

No. Following the consummation of the Offer and, if necessary, the Top-Up, Parent, Purchaser and Midas expect to immediately consummate the Merger. If the Merger takes place, no Shares will be publicly owned. If all of the conditions to the Offer are satisfied or waived (see Section 15 — “Conditions to the Offer”) and we purchase all tendered Shares, even if the Merger does not take place, there may then be so few remaining stockholders and publicly held Shares that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the Shares, and Midas may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies. See Section 13 — “Certain Effects of the Offer.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

No. None of Parent, Purchaser and Midas is under any obligation to pursue or consummate the Merger if the Offer has not been earlier consummated.

If I object to the price being offered, will I have appraisal rights?

No appraisal rights are available to the holders of Shares in connection with the Offer. However, after the completion of the Offer, if the Merger is consummated, each holder of Shares (that did not tender such Shares pursuant to the Offer) at the Effective Time who has neither voted in favor of the Merger nor consented to the Merger in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of such holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. This value may be more or less than, or the same as, the Offer Price. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

If I decide not to tender my Shares pursuant to the Offer, how will the Offer affect my Shares?

If the Offer is consummated and certain other conditions are satisfied, Purchaser will merge with and into Midas and all of the then outstanding Shares (other than Shares held by Purchaser or its subsidiaries or any stockholder of Midas who is entitled to and properly exercised appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash equal to the Offer Price, without interest and less any applicable withholding taxes (the “Merger Consideration”). Therefore, if the Merger is consummated, the only difference between tendering your Shares and not tendering your Shares is that if you tender your Shares, you may be paid earlier and you will not be entitled to appraisal rights. If the Offer is consummated but the Merger does not take place, you will keep your Shares, however, the number of stockholders and the number of Shares that are held by the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, as described above, Midas may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies.

See the “Introduction” and Section 13 — “Certain Effects of the Offer.”

What is the market value of my Shares as of a recent date, and the “premium” I am receiving?

The Offer Price of $11.50 per Share represents a premium of approximately:

•

74.8% over the closing market price of the Shares reported on the NYSE on August 11, 2011, the last full trading day prior to when Midas announced that it was exploring strategic alternatives, including a possible sale of Midas;

•	29.9% over the closing market price of the Shares reported on the NYSE on March 9, 2012, the last full trading day prior to the execution of the Merger Agreement;

•	60.7% over the volume weighted average trading price of the Shares reported on the NYSE for the 52-week period ending on August 11, 2011; and

•	55.0% over the volume weighted average trading price of the Shares reported on the NYSE for the 52-week period ending on March 9, 2012.

On March 27, 2012, the last trading day before we commenced the Offer, the closing price of Shares reported on the NYSE was $11.48 per Share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”

Have any stockholders of Midas already agreed to tender their Shares pursuant to the Offer or to otherwise support the Offer?

We have entered into a Support Agreement with Alan D. Feldman, the Chairman, President and Chief Executive Officer of Midas, and the Feldman Trust, pursuant to which Mr. Feldman and the Feldman Trust have agreed to tender or cause to be tendered all of the Shares owned by them in the Offer, and in the case of Options held by Mr. Feldman, to engage in a cashless exercise of such Options on a net basis and transfer the resulting net Shares to Purchaser in exchange for receipt of the Offer Price in respect of such net Shares, and to vote in favor of the Merger. As of March 12, 2011, Mr. Feldman held 385,645 Shares and 949,006 Options and the Trust held 67,179 Shares and no Options, which, together with the Shares and Shares underlying the Options held by Mr. Feldman, represents approximately 8.7% of the outstanding Shares on a fully-diluted basis. See Section 11 — “The Merger Agreement; Other Agreements — Tender and Support Agreement”.

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 15 — “Conditions to the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, you will be entitled to an amount equal to the number of Shares you tendered pursuant to the Offer multiplied by the Offer Price, net to you in cash, without interest, less any applicable withholding taxes, promptly (and in any event within three business days of the acceptance by Purchaser of such Shares). We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or a confirmation of a book-entry transfer of such Shares as described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal and (iii) any other required documents for such Shares. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

What are the “Rights”?

In 2007, Midas adopted a rights agreement (as amended, the “Rights Agreement”) that provides for the issuance of one Preferred Stock Purchase Right (a “Right”) with each Share. Each Right entitles the registered holder to purchase from Midas one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $80 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights generally become exercisable upon a person acquiring beneficial ownership of 20% or more the outstanding Shares or ten business days after the commencement of a tender offer or exchange offer that would result in a person acquiring beneficial ownership of 20% or more of the outstanding Shares. In connection with Midas’ execution of the Merger Agreement, Midas entered into an amendment to the Rights Agreement that provides that the Rights Agreement does not apply to the Merger Agreement or the Support Agreement and the transactions contemplated thereby, including the Offer and the Merger.

What will happen to my Restricted Shares in the Offer?

Each holder of Restricted Shares will have the right to tender such Restricted Shares into the Offer. At the Acceptance Time, each such Restricted Share (whether tendered into the Offer or not) will become fully vested and, to the extent not withheld to satisfy tax withholding obligations, will be treated the same as other Shares properly tendered into the Offer. See Section 11 — “The Merger Agreement; Other Agreements — Treatment of Midas Equity Awards.”

What will happen to my Options in the Offer?

Pursuant to the Merger Agreement, at the Acceptance Time, each outstanding, unexpired and unexercised Option will vest and become exercisable and, at the Effective Time, to the extent not exercised, shall be deemed exercised and cancelled, with each holder of any such cancelled Option becoming entitled to receive an amount in cash, without interest and less any required withholding of tax, equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share under such Option, and (ii) the number of Shares subject to such Option; provided, however, that if the exercise price per Share of any such Option is equal to or greater than the Merger Consideration, such Option shall be cancelled and terminated without any cash payment being made. Cash payments to the holders of Options will be made at or as soon as reasonably practicable after the Effective Time. See Section 11 — “The Merger Agreement; Other Agreements — Treatment of Midas Equity Awards.”

What will happen to my Warrants in the Offer?

Pursuant to the Merger Agreement, at the Effective Time, each Warrant, to the extent not exercised, shall be deemed exercised and cancelled, with each holder of any such cancelled Warrant becoming entitled to receive an amount in cash, without interest and less any required withholding of tax, equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share under such Warrant, and (ii) the number of Shares subject to such Warrant. See Section 11 — “The Merger Agreement; Other Agreements — Treatment of Midas Equity Awards.”

What are the U.S. federal income tax consequences of the Offer and the Merger?

The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights in accordance with Delaware law) will be a taxable transaction for U.S. federal income tax purposes if you are a United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger”). In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in Shares that you tender pursuant to the Offer or exchange in the Merger (or retain for exercise of appraisal rights) and the amount of cash you receive for such Shares. If you are a United States Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. If you are a non-United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger”), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender pursuant to the Offer or exchange in the Merger (or retain for exercise of appraisal rights). You should consult your tax advisor about the particular tax consequences to you of tendering your Shares pursuant to the Offer, exchanging your Shares for cash in the Merger or exercising appraisal rights. See Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” for a discussion of certain material U.S. federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares for cash in the Merger or exercising appraisal rights.

To whom should I talk if I have additional questions about the Offer?

Banks and brokerage firms may call D.F. King & Co., Inc., the Information Agent, at 212-269-5550, and holders of Shares and all others may call the Information Agent toll-free at 1-800-901-0068.

To the Holders of Shares of Common Stock of Midas, Inc.:

INTRODUCTION

The Offer is being made pursuant to the Merger Agreement by and among Parent, Purchaser and Midas. Purchaser is offering to purchase all of the issued and outstanding Shares at the Offer Price, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The Offer and the withdrawal rights will expire at the Expiration Date, unless the Offer is extended or the Merger Agreement has been terminated in accordance with its terms. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

If you are a record owner of Shares and you tender such Shares directly to the Depositary in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service Form W-9 that is enclosed with the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions. We will pay all charges and expenses of the Depositary, the Information Agent and Morgan Joseph TriArtisan LLC (the “Dealer-Manager”) incurred in connection with the Offer. See Section 18 — “Fees and Expenses.”

Subject to the provisions of the Merger Agreement, immediately following the consummation of the Offer, Parent, Purchaser and Midas will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or a certificate of ownership and merger, as applicable (in either case, the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL. The Merger will become effective upon the filing of the Certificate of Merger or at such later time as Parent and Midas agree in writing and specify in the Certificate of Merger. At the Effective Time, Midas will become the Surviving Corporation and a wholly owned subsidiary of Parent, and each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares then owned by Parent, Midas or any of their respective direct or indirect wholly owned subsidiaries and (ii) Shares that are held by any stockholders who are entitled to and properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash equal to the Offer Price, without interest, less any applicable withholding taxes.

Section 11 — “The Merger Agreement; Other Agreements” more fully describes the Merger Agreement. Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.”

After careful consideration, the Midas Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including without limitation the Offer and the Merger, upon the terms and conditions set forth in the Merger Agreement, are advisable, fair to and in the best interests of Midas and Midas’ stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iii) recommended that Midas’ stockholders accept the Offer, tender their Shares pursuant to the Offer and, to the extent required by the DGCL, adopt the Merger Agreement.

A more complete description of the Midas Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the

Schedule 14D-9 that is being filed with the SEC and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to Midas’ stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.

The Offer is not subject to any financing condition.

The Offer is conditioned upon the Minimum Tender Condition and other customary conditions. See Section 15 — “Conditions to the Offer.”

Midas has represented in the Merger Agreement that, as of the close of business on March 9, 2012, Midas had 100,000,000 Shares authorized for issuance. 14,408,542 of these Shares were issued and outstanding as of such time, including 752,479 Shares of restricted stock granted under Midas’ stock incentive plan (“Restricted Shares”), and an additional 219,554 Shares were reserved for issuance pursuant to Midas’ stock incentive plan. Based on information provided to Purchaser and Parent by Midas, as of the close of business on March 9, 2012, there were 1,681,511 Shares issuable upon exercise of outstanding stock options granted pursuant to Midas’ equity incentive plans (each, an “Option”) and 41,273 Shares issuable upon exercise of outstanding warrants issued pursuant to Midas’ warrant agreement (each, a “Warrant”). Assuming that all Shares reserved for issuance pursuant to the Options and Warrants are issued and that no other Shares, Options or Warrants were or are issued after March 9, 2012, there would be 16,131,326 Shares outstanding and the Minimum Tender Condition would be satisfied if at least 8,065,664 Shares are validly tendered and not withdrawn pursuant to the Offer prior to the Expiration Date.

Midas has granted to us an irrevocable right (the Top-Up) to purchase from Midas the number of Shares that, when added to the number of Shares already owned by Parent and its subsidiaries (including Purchaser) following consummation of the Offer, constitutes one Share more than the number of Shares necessary for Purchaser to be merged into Midas without any vote of Midas’ stockholders in accordance with Section 253 of the DGCL. Under the DGCL, the threshold for this type of merger, which is referred to as a “short-form” merger, is the “90% Threshold”. We will be deemed to have exercised the Top-Up immediately following consummation of the Offer if the number of Shares validly tendered in the Offer and not properly withdrawn, when added to the Shares owned by Parent and its subsidiaries (including Purchaser), does not satisfy the 90% Threshold. Midas has enough Shares remaining authorized for issuance under its certificate of incorporation such that, if the Minimum Tender Condition is satisfied, the Top-Up will provide us with the requisite number of Shares to satisfy the 90% Threshold and consummate the Merger as a short-form merger. Following the closing of the Offer and, if necessary, the Top-Up, Purchaser and Midas will, subject to the satisfaction or waiver of the conditions of the Merger, take all necessary and appropriate action to cause the Merger to become effective immediately after consummation of the Offer, as a short-form merger pursuant to applicable provisions of the DGCL without action of Midas’ stockholders. See Section 17 — “Certain Legal Matters; Regulatory Approvals — “Short-Form” Merger.”

If we are unable to complete the Merger as a short-form merger, the Merger will be subject to the adoption of the Merger Agreement by the affirmative vote of at least a majority of the then-outstanding Shares at a special meeting of the holders. This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies at this time. If the Minimum Tender Condition is satisfied, upon the consummation of the Offer and without giving effect to the Top-Up, Purchaser will have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other holder of Shares. See Section 11 — “The Merger Agreement; Other Agreements — Actions in Connection with Long-Form Merger.”

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares (that did not tender such Shares pursuant to the Offer) at the Effective Time who has neither voted in favor of the Merger nor consented to the Merger in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. This value may be more or less than, or equal to, the Offer Price. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser is offering to purchase all Shares, including the associated Rights, of Midas, at the Offer Price of $11.50 per Share, net to the seller in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which, together with any amendments or supplements hereto and thereto, collectively constitute the Offer.

The Offer is not subject to any financing condition. The Offer is conditioned upon the Minimum Tender Condition and other customary conditions. See Section 15 — “Conditions to the Offer.”

We expressly reserve the right from time to time to waive, in whole or in part, any of the conditions described in Section 15 — “Conditions to the Offer,” to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that we will not, without the prior written consent of Midas, (i) reduce the number of Shares sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add any conditions to the Offer or amend, modify or supplement any condition to the Offer in a manner adverse to any holder of Shares, (vi) terminate the Offer, or extend or otherwise amend or modify the Expiration Date in any manner other than in compliance with the terms of the Merger Agreement, or (vii) provide any subsequent offering period unless the exercise of the Top-Up would be insufficient to cause Parent to meet the 90% Threshold or is otherwise held by a court of competent jurisdiction to be unenforceable or is enjoined by such court.

Pursuant to the Merger Agreement, we are required to extend (and re-extend) the Offer under the following circumstances; provided that in no event will we be required to extend the Offer beyond the Outside Date of July 12, 2012:

•

for any period required by the U.S. federal securities laws or any rule, regulation, interpretation or position of the SEC or its staff with respect to the U.S. federal securities laws or the rules and regulations of the NYSE applicable to the Offer; and

•

unless Parent or Midas has terminated the Merger Agreement in accordance with its terms, for periods of not more than 10 business days each if, at any Expiration Date, any condition to the Offer has not been satisfied or waived (to the extent waivable in accordance with the terms thereof); provided, however, that if at any Expiration Date the Minimum Tender Condition is the only condition to the Offer that has not been satisfied or waived, then we may, at our option, extend the Offer for one period of up to 10 business days, and if requested by Midas, will be required to extend the Offer for one or more periods of up to 10 business days each.

Additionally, Midas may require us to extend the Offer for not more than 10 business days from the date Midas requests such extension if Midas receives an Acquisition Proposal or a Company Board Recommendation Change has occurred (each as defined in Section 11 — “The Merger Agreement; Other Agreements — Midas Board’s Recommendation; Adverse Board Recommendation Changes”).

If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the Acceptance Time or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

If all conditions to the Offer, including the Minimum Tender Condition, are satisfied or waived but the exercise of the Top-Up would be insufficient to cause us to reach the 90% Threshold or the Top-Up is held by a court of competent jurisdiction to be unenforceable or is enjoined by such court, we may, at our option, extend the Offer for a subsequent offering period in compliance with Rule 14d-11 promulgated under the Exchange Act and all other provisions of applicable securities laws immediately following the Expiration Date. Midas has enough Shares remaining authorized for issuance under its certificate of incorporation such that, if the Minimum Tender Condition is satisfied, the Top-Up will provide Purchaser the requisite number of Shares to satisfy the 90% Threshold and consummate the Merger.

If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of 10 business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and the applicable law, if, prior to the Expiration Date, and subject to the limitations of the Merger Agreement, Purchaser changes the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such 10th business day.

If, prior to the Expiration Date, we increase the consideration being paid for Shares, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.

Midas has provided or caused its transfer agent to provide Purchaser with Midas’ stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Midas’ stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will promptly (and in any event within three business days) thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer. See Section 17 — “Certain Legal Matters; Regulatory Approvals.” Rule 14e-1(c) under the Exchange Act relates to the obligation of Purchaser to promptly pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•

the certificates evidencing such Shares (“Share Certificates”) or confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”;

•

a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal; and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when Purchaser gives written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its discretion (subject to the Merger Agreement). Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by Purchaser and Midas.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), in each case, promptly following the expiration or termination of the Offer.

We reserve the right to transfer or assign in whole or in part from time to time to one or more direct or indirect wholly owned subsidiaries of Parent the right to purchase all or any Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Shares validly tendered and not withdrawn pursuant to the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares. No alternative, conditional or contingent tenders will be accepted. In order for a Midas stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:

•

for Shares held as physical certificates, the certificates representing tendered Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the certificates representing Shares, the Letter of Transmittal and other documents must be received before the expiration of such subsequent offering period);

•

for Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and other documents must be received before the expiration of such subsequent offering period); or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Date.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message and any other required documents (for example, in certain circumstances, a completed Form W-9 that is included in the Letter of Transmittal) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if:

•

the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•

Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15(2) under the Exchange Act (each, an “Eligible Institution” and, collectively, the “Eligible Institutions”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

•

the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary unless otherwise mutually agreed by Purchaser and Midas.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the Acceptance Time occurs, Purchaser will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions to the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its discretion (subject to the Merger Agreement). Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary, the Information Agent, the Dealer-Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by Purchaser in its sole discretion.

Appointment as Proxy. By executing the Letter of Transmittal (or taking action resulting in the delivery of an Agent’s Message) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering stockholder will irrevocably appoint designees of Purchaser, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each designee of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of Midas’ stockholders, actions by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the Acceptance Time, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Midas’ stockholders.

Company Stock Options, Warrants and Restricted Shares. The Offer is made only for outstanding Shares and is not made for any Options or Warrants. Holders of an unvested award of Restricted Shares may tender such Restricted Shares pursuant to the Offer. Shares that you acquired as a result of the previous vesting of Restricted Shares are considered the same as Shares generally and may be tendered pursuant to the Offer. To the extent not exercised prior to the Effective Time, each Option or Warrant shall be deemed exercised and cancelled, with each former holder of an Option or Warrant entitled to receive an amount in cash, without interest and less any required withholding tax, equal to the product of (i) the excess of the Offer Price over the exercise price per Share under such Option or Warrant, and (ii) the number of Shares subject to such Option or Warrant. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of Midas Equity Awards” for a description of the treatment of the Options, Warrants and Restricted Shares.

Backup Withholding. To prevent federal “backup withholding” with respect to payment of the Offer Price of Shares purchased pursuant to the Offer, each stockholder (including any stockholder that tenders Shares pursuant to the Offer pursuant to the book-entry transfer procedures described above in this Section 3) must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the Form W-9 that is included in the Letter of Transmittal (in the case of a United States Holder) or by otherwise certifying such stockholder’s exemption from backup withholding. See Instruction 8 set forth in the Letter of Transmittal and Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase for a more detailed discussion of backup withholding.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after May 26, 2012, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer.

For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares.”

No withdrawal rights will apply to Shares tendered in any subsequent offering period that we elect to provide (as described in more detail in Section 1 — “Terms of the Offer”) or to Shares previously tendered pursuant to the Offer and accepted for payment.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser in its discretion (subject to the Merger Agreement) and its determination will be final and binding on all persons, subject to the right of tendering holders of Shares to challenge Purchaser’s determination in a court of competent jurisdiction. None of Purchaser, the Depositary, the Information Agent, the Dealer-Manager, Midas or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following is a summary of certain material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (or pursuant to the exercise of appraisal rights in accordance with Delaware law). This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer and the Merger.

This discussion does not apply to a holder that is subject to special rules, such as:

•	a holder of Restricted Shares, Options or Warrants;

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a financial institution;

•	an insurance company;

•	a tax-exempt organization;

•	a person subject to alternative minimum tax;

•	a person that owns Shares as part of a straddle, constructive sale, wash sale, conversion transaction or other integrated transaction for tax purposes or as part of a hedge or a synthetic security;

•	a controlled foreign corporation;

•	a passive foreign investment company;

•	certain U.S. expatriates; or

•	a United States Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal gift or estate tax, state, local or foreign taxation.

If a partnership holds Shares, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and the partnership. Partnerships and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer or the Merger.

THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

United States Holders. For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

The receipt of cash for Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder of Shares will recognize gain or loss in an amount equal to the difference between such United States Holder’s adjusted federal income tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger (or appraised in an appraisal proceeding by the Delaware Court of Chancery) and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares were held for more than one year. Long-term capital gains recognized by an individual in taxable years beginning before January 1, 2013 will generally be subject to a maximum U.S. federal income tax rate of 15%. Net capital losses may be subject to limits on deductibility.

Non-United States Holders. For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not a United States Holder.

In general, a non-United States Holder of Shares will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger (or appraised in an appraisal proceeding by the Delaware Court of Chancery) unless:

•	the gain is “effectively connected” with the non-United States Holder’s conduct of a trade or business in the United States, unless such holder is eligible for a treaty exemption;

•

the non-United States Holder is an individual that holds Shares as a capital asset and is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•

Midas is or has been a United States real property holding corporation for U.S. federal income tax purposes and the non-United States Holder held, directly or indirectly, at any time during the five-year period ending on the date of sale (or, if applicable, the date of the Merger), more than 5% of Shares and such holder is not eligible for any treaty exemption.

“Effectively connected” gains that are recognized by a corporate non-United States Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Midas has not been, is not and does not anticipate becoming a United States real property holding corporation prior to the date of sale (or, if applicable, the date of the Merger) for U.S. federal income tax purposes.

Information Reporting and Backup Withholding. Payments made to a United States Holder in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to “backup withholding” at a rate of 28%. See Section 3 — “Procedure for Accepting the Offer and Tendering Shares — Backup Withholding” of this Offer to Purchase.

Backup withholding generally applies if a United States Holder (i) fails to furnish its social security number or other taxpayer identification number, (ii) furnishes an incorrect taxpayer identification number or (iii) fails to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number provided is its correct number and that the stockholder is not subject to backup withholding. A non-United States Holder will generally be exempt from information reporting and backup withholding if it certifies on an appropriate Form W-8 that it is not a U.S. person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.

Backup withholding is not an additional tax and may be refunded by the Internal Revenue Service to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering United States Holders may be able to prevent backup withholding by completing the Form W-9 that is included in the Letter of Transmittal or, in the case of non-United States Holders, an appropriate Form W-8.

6.	Price Range of Shares; Dividends.

The Shares are listed on the NYSE under the symbol “MDS.” The Shares have been listed on the NYSE since January 20, 1998.

The following table sets forth, for the indicated periods, the high and low intraday sales prices per Share as reported on the NYSE:

	High	Low
Year Ending December 31, 2012:
First Quarter (through March 27, 2012)	11.50	7.84
Year Ending December 31, 2011:	9.50	5.08
First Quarter	9.46	6.87
Second Quarter	7.92	5.71
Third Quarter	6.45	5.66
Fourth Quarter	9.50	7.44
Year Ended December 31, 2010:	12.50	6.29
First Quarter	11.39	7.90
Second Quarter	12.50	7.60
Third Quarter	9.17	6.29
Fourth Quarter	9.77	6.86

According to Midas, as of the close of business on March 9, 2012, there were 14,408,542 issued and outstanding Shares (which includes 752,479 Restricted Shares) and 219,554 Shares that were reserved for issuance pursuant to Options.

The Offer Price of $11.50 per Share represents a premium of approximately:

•

74.8% over the closing market price of the Shares reported on the NYSE on August 11, 2011, the last full trading day prior to when Midas announced that it was exploring strategic alternatives, including a possible sale of Midas;

•	29.9% over the closing market price of the Shares reported on the NYSE on March 9, 2012, the last full trading day prior to the execution of the Merger Agreement;

•	60.7% over the volume weighted average trading price of the Shares reported on the NYSE for the 52-week period ending on August 11, 2011; and

•	55.0% over the volume weighted average trading price of the Shares reported on the NYSE for the 52-week period ending on March 9, 2012.

On March 27, 2012, the last trading day before we commenced the Offer, the closing price of Shares reported on the NYSE was $11.48 per Share.

Stockholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

Midas has not declared or paid cash dividends with respect to the Shares during the last three fiscal years and has no plans to pay a dividend in the future. Under the terms of the Merger Agreement, Midas is not permitted to declare or pay any dividend in respect of the Shares without Parent’s prior written consent. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Covenants of Midas; Conduct of Business of Midas.”

7.	Certain Information Concerning Midas.

Except as otherwise set forth in this Offer to Purchase, the information concerning Midas contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Purchaser, Parent, the Information Agent and the Dealer-Manager takes responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Midas to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to Purchaser, Parent, the Information Agent and the Dealer-Manager.

General. Midas is a Delaware corporation incorporated in 1997. The principal executive offices of Midas are located at 1300 Arlington Heights Road, Itasca, Illinois, 60143. The business telephone number is (630) 438-3000.

In April of 2008, Midas acquired the SpeeDee Oil Change and Tune-up franchise system and now sells Midas, SpeeDee and Midas-SpeeDee co-branded franchises. The Midas network of franchised and company-operated shops is one of the largest and most recognized providers of automotive repair and maintenance services in North America with 1,484 shops, located in all 50 U.S. states and nine Canadian provinces as of December 31, 2011. As of December 31, 2011, the SpeeDee network of franchised and company-operated shops consisted of 103 shops in the U.S., located in 10 states. In addition, both Midas and SpeeDee license their brands outside of North America. As of December 31, 2011, there were 775 Midas shops licensed in 12 other countries, and 58 licensed SpeeDee shops in Mexico. On a worldwide basis, there were 2,420 Midas and SpeeDee shops as of December 31, 2011. From 1972 to 1998, the Midas business was owned by Whitman Corporation. Midas became an independent public company on January 30, 1998 in a spin-off transaction whereby Whitman Corporation distributed all issued and outstanding shares of Midas to shareholders of record of Whitman stock.

Available Information. Midas files periodic reports, proxy statements and other information with the SEC in accordance with the requirements of the Exchange Act. Midas makes its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Forms 3, 4 and 5 filed on behalf of directors and officers, and any amendments to such reports available free of charge through Midas’ corporate website at www.midasinc.com as soon as reasonably practicable after such reports are filed with, or furnished to, the SEC. You may also read and copy any document Midas files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, Midas’ reports, proxy and information statements, and its other filings are also available to the public over the internet at the SEC’s website at www.sec.gov. The information contained in, accessible from or connected to Midas’ website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Midas’ filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Midas Financial Forecasts. During the course of the discussions that led to the execution of the Merger Agreement, Midas’ management provided us with selected prospective financial information concerning their company. This information is described, along with its purpose and intent, in Midas’ Schedule 14D-9, which will be filed with the SEC and is being mailed to the stockholders of Midas concurrently with this Offer to Purchase. Stockholders of Midas are urged to, and should, carefully read Midas’ Schedule 14D-9.

Readers of this Offer to Purchase are cautioned not to place undue reliance on the unaudited prospective financial information set forth in the Schedule 14D-9. No representation is made by Purchaser, Parent, Midas or by any of their respective officers, directors, advisors or representatives to any stockholder of Midas regarding the ultimate performance of Midas compared to the information included in the above unaudited prospective financial information. NONE OF PURCHASER, PARENT, MIDAS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, ADVISORS AND REPRESENTATIVES UNDERTAKES TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

8.	Certain Information Concerning Purchaser and Parent.

Purchaser. Purchaser is a Delaware corporation and a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the

Offer and the Merger. To date, Purchaser has not carried on any activities other than those related to its formation, the Merger Agreement, the Offer and the Merger. Purchaser has minimal assets and liabilities other than the contractual rights and obligations set forth in the Merger Agreement and the other agreements referred to in the Merger Agreement. Following the consummation of the Offer and the satisfaction or waiver of the few remaining applicable conditions set forth in the Merger Agreement, Purchaser will merge with and into Midas, with Midas continuing as the Surviving Corporation. The principal executive offices of Purchaser are located at c/o TBC Corporation, 4300 TBC Way, Palm Beach Gardens, Florida, 33410. The business telephone number for Purchaser is (561) 383-3100.

Parent. Parent is a Delaware corporation. The business address of Parent is 4300 TBC Way, Palm Beach Gardens, Florida, 33410. The business telephone number for Parent is (561) 383-3100. Headquartered in Palm Beach Gardens, Fla., Parent is one of the nation’s largest marketers of automotive replacement tires through a multi-channel strategy. Parent is a wholesale supplier to independent regional tire retailers and distributors throughout the United States, Canada and Mexico. Additionally, Parent’s wholesale group operates Carroll Tire, a regional tire wholesale distributor servicing independent tire dealers across the United States. Parent’s Retail Group operates more than 1200 franchised and company-owned tire and automotive service centers under the brands Tire Kingdom, Merchant’s Tire & Auto Centers, NTB-National Tire & Battery and Big O Tires. Parent is a subsidiary of SCOA. Parent and SCOA are each directly and indirectly wholly owned subsidiaries of Sumitomo Corporation, one of Japan’s major integrated trading and investment business enterprises.

Additional Information. Certain information concerning the directors and executive officers of Parent and Purchaser is set forth in Annex A to this Offer to Purchase and certain information concerning the entities controlling Purchaser is set forth in Annex B to this Offer to Purchase.

Except as set forth elsewhere in this Offer to Purchase (including Annex A and Annex B): (i) none of Purchaser or Parent and, to the knowledge of Purchaser and Parent after reasonable inquiry, none of the persons or entities listed in Annex A and Annex B, and no associate or affiliate of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of Midas, (ii) none of Purchaser and Parent and, to the knowledge of Purchaser and Parent after reasonable inquiry, none of the persons or entities referred to in clause (i) has effected any transaction in the Shares or any other equity securities of Midas during the 60-day period preceding the date of this Offer to Purchase, (iii) none of Purchaser or Parent and, to the knowledge of Purchaser and Parent after reasonable inquiry, none of the persons listed on Annex A and Annex B, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Midas, (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions between Purchaser or Parent, their respective subsidiaries or, to the knowledge of Purchaser and Parent after reasonable inquiry, any of the persons listed in Annex A and Annex B, on the one hand, and Midas or any of its executive officers, directors or affiliates, on the other hand, (v) during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or contracts between Purchaser, Parent, their respective subsidiaries or, to the knowledge of Purchaser and Parent after reasonable inquiry, any of the persons listed in Annex A and Annex B, on the one hand, and Midas or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, and (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between Purchaser, Parent or any of their respective executive officers, directors or affiliates, on the one hand, and Midas or any of its executive officers, directors or affiliates, on the other hand.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. You may read and copy any document filed by Purchaser and/or Parent with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the Schedule TO and its exhibits and other information that Purchaser and/or Parent has filed electronically with the SEC are also available to the public over the internet at the SEC’s website at www.sec.gov. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

9.	Source and Amount of Funds.

The Offer is not subject to any financing condition.

Parent and Purchaser estimate that the total amount of funds required to purchase all outstanding Shares in the Offer and to consummate the Merger is approximately $173 million, plus related fees and expenses. In addition, pursuant to the Merger Agreement, Parent is required to repay at the Acceptance Time on behalf of Midas all indebtedness of Midas outstanding under the Company Credit Agreement (as defined in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Company Indebtedness”), which was approximately $72 million as of March 27, 2012. We and Parent expect to fund in part such cash requirements through funds borrowed from SCOA, Parent’s majority shareholder, pursuant to the Keep Well Undertaking.

Purchaser does not believe that its financial condition is relevant to a decision by a holder of Shares whether to tender such Shares in the Offer because:

•	the Offer is for all outstanding Shares solely for cash;

•	the Offer is not subject to any financing condition;

•	if the Offer is consummated, Purchaser will acquire all remaining untendered Shares in the Merger for the same cash price paid in the Offer (i.e., the Offer Price); and

•

We and Parent have sufficient funds available to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger, in each case in light of the Keep Well Undertaking delivered to us and Parent from SCOA. In the Keep Well Undertaking, SCOA, among other provisions:

•

agreed to provide all corporate and economic support to the Parent and Purchaser, to the extent necessary to permit each of them to satisfy all of their respective financial and other obligations under the Merger Agreement, including the obligation to fund the acquisition of all outstanding Shares in the Offer and to refinance the Company Credit Agreement, and

•	represented to Parent and Purchaser that SCOA has access to undrawn lines of credit exceeding $1 billion.

10.	Background of the Offer; Past Contacts or Negotiations with Midas.

The following summarizes contacts between representatives of Parent and Midas that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of the activities of Midas and the special committee relating to the process of Midas, including the activities of Midas regarding other bidders, you should review the Schedule 14D-9 of Midas filed on the date hereof with the SEC.

Parent is engaged (among other activities) in retail and wholesale distribution of automotive replacement tires. It also engages in the marketing and managing of retail facilities for the automotive aftermarket, through both directly operated locations and franchises. These retail facilities are an important distribution channel for Parent of automotive replacement tires. From time to time, Parent has reviewed and followed companies in the retail automotive aftermarket, including Midas, for potential acquisition opportunities that would allow Parent to expand its retail network generally and to sell more tires through retail distribution.

In May 2011, Parent and Morgan Joseph TriArtisan LLC, or MJTA, financial advisor to Parent, identified Midas as a potential acquisition opportunity that could be accretive to Parent’s earnings. Parent and MJTA began preliminarily developing an operating model assuming an acquisition of Midas and gathering data about Midas and the retail automotive repair market based on publicly available information. While Parent preliminarily studied a potential acquisition of Midas, among other acquisition opportunities, there were no contacts between representatives of Parent and Midas during this time.

On August 11, 2011, Midas issued a public statement that it was considering a wide range of strategic and financial alternatives to enhance value for stockholders, including a possible sale, merger or other business combination. In this same press release Midas announced that it had engaged J.P. Morgan to serve as its financial advisor.

On August 12, 2011, MJTA contacted representatives from J.P. Morgan regarding Midas’ announcement. On August 16, 2011, representatives from the Midas advisory team at J.P. Morgan contacted MJTA, at which point MJTA expressed Parent’s interest in entering the process announced by Midas as a potential bidder in a transaction involving Midas. During the next few days, MJTA and J.P. Morgan discussed Parent’s potential interest in acquiring all of the common stock of Midas.

On September 13, 2011, J.P. Morgan sent a proposed non-disclosure and standstill agreement to MJTA for delivery to Parent. The “standstill” provisions, among other things, prohibited Parent from acquiring any shares or assets of Midas without the consent of the Midas board of directors. Parent negotiated certain provisions of the non-disclosure agreement with Midas’ legal counsel, Kirkland & Ellis LLP, or K&E. The parties executed the non-disclosure and standstill agreement, referred to herein as the Confidentiality Agreement, on September 21, 2011.

Beginning on September 23, 2011, Parent and MJTA were granted access to Midas’ online phase one “data room”, which contained a limited amount of non-public financial and business information relating to Midas, including a financial forecast. Parent representatives conducted preliminary financial and business due diligence on Midas in the expectation of being invited by Midas to participate in a potential sale process.

J.P. Morgan mailed a letter to Parent (through MJTA) on October 19, 2011 that explained the process for the first round of non-binding bid proposals for the acquisition of all shares of Midas.

Following receipt of that letter, on November 2, 2011, Parent submitted a written non-binding indication of interest to acquire all of Midas’ common stock for between $12.00 and $14.00 per share, subject to completion of satisfactory due diligence.

On November 10, 2011, J.P. Morgan contacted MJTA to inform them that Parent had been selected as one of a limited number of parties to be invited to conduct additional due diligence on Midas. During this call, J.P. Morgan informed MJTA that a more detailed data room would be made available shortly for the purpose of conducting more in depth due diligence, and potential dates for participating in a management presentation were discussed. This discussion was followed on November 18, 2011, with a formal letter sent from J.P. Morgan stating that Parent had been selected as one of a limited number of parties to be invited to conduct additional due diligence on Midas.

On November 19, 2011, Parent and MJTA were granted access to Midas’ online phase two virtual data room, which contained more detailed financial and business due diligence materials relating to Midas.

On November 30, 2011, Parent, MJTA, SCOA, and representatives from a potential financing source attended management presentations in Chicago by Midas management.

On January 5, 2012, J.P. Morgan informed MJTA that Midas’ European licensee, MESA, had filed a lawsuit in a court in Milan, Italy, claiming that Midas breached its license agreement and agreement for strategic alliance with MESA. J.P. Morgan also informed MJTA that Midas would be filing an 8-K on January 6, 2012 to disclose this information.

On January 6, 2012, calls were held variously among Parent, MJTA, Morgan Lewis & Bockius LLP (Parent’s legal counsel, or Morgan Lewis) J.P. Morgan and representatives of Midas’ management to better understand the basic legal dispute referenced by MESA in the lawsuit.

In early January 2012, following advice from legal counsel, Parent informed Bob Schoeberl through Parent’s general counsel, Terry Trantina, that Parent would request Bob Schoeberl to resign from Parent’s board of directors, due to the fact that Parent was considering a potential acquisition of Midas, for which Bob Schoeberl also served as a director. On January 11, 2012, Parent mailed Bob Schoeberl a notice of resignation, which Bob Schoeberl executed on January 12, 2012.

On January 9, 2012, Parent received a bid process letter from J.P. Morgan explaining the process for the second round of non-binding bid proposals. Three days later, on January 12, 2012, Parent submitted an indication of interest to acquire all of Midas’ common stock for between $12.25 and $14.00 per share, subject to the opportunity to continue conducting due diligence and negotiations under a 60-day exclusivity period. Parent indicated in its bid that the higher price was subject to Midas settling the MESA litigation, and absent such settlement, the lower price would apply. In discussions with Midas, Parent indicated that the proposed 60-day exclusivity period could be used to, among other things, seek to negotiate a settlement of the Mesa dispute.

On January 18, 2012, J.P. Morgan informed MJTA that Midas had rejected Parent’s request for binding exclusivity in writing, but indicated that Midas would work toward finalizing a transaction with Parent. J.P. Morgan also informed MJTA that Parent had been given full access to Midas’ online virtual data room.

On January 20, 2012, Parent and MJTA participated in a conference call with Midas management, K&E and J.P. Morgan to discuss the MESA lawsuit and the history of Midas’ relationship with MESA. A similar discussion was had on January 27, 2012 concerning pending purported class actions in California and Canada. Further, on January 30, 2012, representatives of Parent and MJTA participated in another conference call with Midas’ General Counsel and CFO, Midas’ newly-retained Italian counsel, and J.P. Morgan concerning the MESA lawsuit.

On January 22, 2012, J.P. Morgan provided to Parent, through MJTA, a draft of the Merger Agreement for review and comment.

Between January 30 and February 2, 2012, members of Parent’s management, SCOA and representatives of MJTA participated in several diligence sessions with members of the Midas management team in person in Itasca, Illinois.

On February 7, 2012, Parent sent to K&E a mark-up of the initial draft Merger Agreement to K&E.

On February 16, 2012, J.P. Morgan sent to Parent a revised draft of the Merger Agreement.

On February 17, 2012, representatives of Parent and MJTA participated on a conference call with Midas’ management, Mercer (the actuary responsible for Midas’ pension liability valuation) and J.P. Morgan to conduct due diligence relating to the 2011 year-end valuation of Midas’ underfunded pension liability. During this period, MJTA communicated with J.P. Morgan that Parent’s findings during the due diligence process, including with respect to the MESA litigation, the Canadian class action and the pension underfunding, would likely result in Parent offering a price below the bottom of the range provided in the indication of interest previously submitted to Midas.

On February 21, 2012, a conference call was held between representatives of K&E, Morgan Lewis, SCOA and Parent to discuss the Merger Agreement. K&E expressed concern with various comments of Parent, including with respect to deal protection and termination provisions. K&E also requested a guarantee from Parent’s parent company. Parent’s representatives explained that Parent was an established entity with substantive operations and assets that could stand behind its obligations under the Merger Agreement. Parent’s representatives also requested that major stockholders including Alan Feldman, Chief Executive Officer of

Midas, provide support agreements in respect of any tender offer by Parent. Later that evening, Parent’s representatives sent to K&E a draft non-disclosure agreement with respect to the provision of Parent’s financial statements to Midas, which the parties negotiated.

On February 23, 2012, representatives of Parent and MJTA participated on a conference call with certain members of Midas’ senior management, J.P. Morgan and Midas’ Canadian counsel to permit Parent to conduct further due diligence regarding the Canadian lawsuit.

On February 27 and 28, 2012, representatives of Parent and MJTA participated on conference calls with certain of Midas’ franchisees as part of Parent’s due diligence of Midas.

On February 28, 2012, Morgan Lewis sent to K&E a revised mark-up of the Merger Agreement.

On February 29, 2012, Midas executed the non-disclosure agreement with Parent, and Parent sent to Midas certain financial statements of Parent.

On February 29, 2012, MJTA called representatives of J.P. Morgan and informed them that Parent was willing to pay $11.25 per share in cash, based on findings during the due diligence process, subject to approval from Parent’s shareholders and to the parties reaching agreement on the Merger Agreement and related documents including a support agreement from Mr. Feldman.

On March 1, 2012, J.P. Morgan informed MJTA that Parent and all other bidders were requested to submit a final binding offer by March 6, 2012, including an offer price per share and mark-up of the merger agreement. J.P. Morgan informed MJTA that the special committee would subsequently select a bidder to finalize a transaction. MJTA, after consultations with Parent and SCOA, subsequently informed J.P. Morgan that Sumitomo Corporation was expected to provide its final approval of the transaction on or about March 9, 2012, and would provide a final bid subject to that approval.

On March 2, 2012, a conference call was held to discuss the Merger Agreement, attended by representatives of K&E, J.P. Morgan, Morgan Lewis and MJTA. The parties discussed key open issues, including the deal protection and termination provisions. Parent’s representatives reiterated their desire for support agreements from Mr. Feldman and other major stockholders. Midas’ representatives reiterated their insistence on receiving a guarantee or some other support from Parent’s parent company in respect of Parent’s obligations under the Merger Agreement. Parent subsequently discussed this issue with SCOA, which agreed to provide a keep well undertaking in support of Parent’s obligations under the Merger Agreement.

On March 2, 2012, Parent provided Midas with a draft support agreement for Mr. Feldman to tender his shares of Midas stock.

On March 3, 2012, J.P. Morgan sent a revised draft of the Merger Agreement to Parent.

On March 6, 2012, Parent requested additional time to submit its bid.

On March 7, 2012, MJTA reiterated Parent’s proposed purchase price per share of $11.25. MJTA also provided J.P. Morgan with a revised draft of the Merger Agreement as well as a draft Keep Well Undertaking from SCOA. Later that evening, representatives of J.P. Morgan called representatives of MJTA and expressed disappointment in the $11.25 per Share offer and encouraged MJTA to ask Parent to make its best and final offer, as consistent as possible with the originally provided range.

After discussion with Parent’s management, on March 8, 2012 representatives of MJTA (per instructions from Parent) relayed to representatives of J.P. Morgan Parent’s best and final price of $11.50 per share in cash, subject to approval from Parent’s shareholders and to the parties reaching terms on the Merger Agreement and related documents including a support agreement from Mr. Feldman.

The parties, through their respective representatives, subsequently negotiated provisions of the Merger Agreement, the Keep Well Undertaking, Support Agreement, and amendment No. 2 to the Rights Plan until the execution of these agreements. In addition, J.P. Morgan informed MJTA during this period that Midas was of the view that the amount of the change of control payments previously provided to Parent was overstated by an amount equal to one year’s worth of target equity awards. MJTA informed J.P. Morgan on March 11, 2012 that TBC was unwilling to consider Midas’ new information as adjustments to Parent’s best and final purchase price.

On March 12, 2012, Sumitomo Corporation completed its approval process for the transaction, and the parties’ respective boards of directors unanimously approved the transaction. Also on March 12, 2012, the parties executed the Merger Agreement and the appropriate parties executed and delivered the Keep Well Undertaking, the second amendment to the Rights Plan, and the Support Agreement for Mr. Feldman.

The next day, before the opening of trading on NYSE, Parent and Midas issued a joint press release announcing the execution of the Merger Agreement.

For additional information on the Merger Agreement and the other agreement between Parent and Midas and their respective related parties, see Section 8 – “Certain Information Concerning Parent and Purchaser,” Section 9 – “Source and Amount of Funds,” and Section 11 – “The Merger Agreement, Other Agreements.”

11.	The Merger Agreement; Other Agreements.

The Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Purchaser and Parent — Available Information.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about Parent, Purchaser and Midas or any of their respective affiliates contained in this Offer to Purchase or in their respective public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about Parent, Purchaser and Midas or any of their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Parent, Purchaser and Midas were qualified and subject to important limitations agreed to by Parent, Purchaser and Midas in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.

The Offer

The Merger Agreement provides that Purchaser will commence the Offer on or before March 28, 2012, and that, subject to the satisfaction of the Minimum Tender Condition and other conditions that are described in Section 15 — “Conditions to the Offer,” Parent will cause Purchaser to accept for payment, and Purchaser will accept for payment, all Shares validly tendered and not properly withdrawn promptly following the Expiration Date. The initial Expiration Date will be 12:00 midnight, New York City time, at the end of Tuesday, April 24, 2012.

Terms and Conditions of the Offer

The obligations of Purchaser to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 15 — “Conditions to the Offer.” The conditions to the Offer are for the sole benefit of Parent and Purchaser, and Parent and Purchaser may waive, in whole or in part, any condition to the Offer at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition, which may be waived by Parent and Purchaser only with the prior written consent of Midas. Parent and Purchaser expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided in the Merger Agreement or previously approved by Midas in writing, Purchaser will not, and Parent will not permit Purchaser to, (i) reduce the number of Shares sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add any conditions to the Offer or amend, modify or supplement any condition to the Offer in a manner adverse to any holder of Shares, (vi) terminate the Offer, or extend or otherwise amend or modify the Expiration Date in any manner other than in compliance with the terms of the Merger Agreement or (vii) provide any subsequent offering period after the consummation of the Offer except under the circumstances described below under “—Extensions of the Offer; Subsequent Offering Period.”

For purposes of the Merger Agreement, including the exercise of the Top-Up, and the Offer, unless otherwise mutually agreed by Parent and Midas, any Shares subject to notices of guaranteed delivery will be deemed not to be validly tendered pursuant to the Offer unless and until the Shares underlying such notices of guaranteed delivery are delivered to or on behalf of Purchaser.

Extensions of the Offer; Subsequent Offering Period

Pursuant to the Merger Agreement, we are required to extend (and re-extend) the Offer under the following circumstances; provided that in no event will we be required to extend the Offer beyond the Outside Date of July 12, 2012:

•

for any period required by the U.S. federal securities laws or any rule, regulation, interpretation or position of the SEC or its staff with respect to the U.S. federal securities laws or the rules and regulations of the NYSE applicable to the Offer; and

•

unless Parent or Midas has terminated the Merger Agreement in accordance with its terms, for periods of not more than 10 business days each if, at any Expiration Date, any condition to the Offer has not been satisfied or waived (to the extent waivable in accordance with the terms thereof); provided, however, that if at any Expiration Date the Minimum Tender Condition is the only condition to the Offer that has not been satisfied or waived, then we may, at our option, extend the Offer for one period of up to 10 business days, and if requested by Midas, will be required to extend the Offer for one or more periods of up to 10 business days each.

Additionally, Midas may require us to extend the Offer for not more than 10 business days from the date Midas requests such extension if Midas receives an Acquisition Proposal or a Company Board Recommendation Change has occurred (each as defined in “— Midas Board’s Recommendation; Adverse Board Recommendation Changes”).

The Merger Agreement provides that we may only extend the Offer for a subsequent offering period (within the meaning of Rule 14d-1 under the Exchange Act) if the Top-Up would be insufficient to cause us to reach the 90% Threshold or the Top-Up is otherwise held by a court of competent jurisdiction to be unenforceable or is enjoined by such court.

Recommendation

The Midas Board has, at a meeting duly called and held, duly and unanimously (i) authorized and approved the execution, delivery and performance of the Merger Agreement, the Support Agreement and the transactions contemplated thereby, (ii) approved and declared advisable the Merger Agreement, the Support Agreement, the Offer, the Merger and the other transactions contemplated thereby, (iii) declared that the Merger Agreement, the Support Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to and in the best interests of Midas’ stockholders, (iv) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of Midas’ stockholders (in the event the adoption of the Merger Agreement by Midas’ stockholders is required by applicable law), (v) recommended that Midas’ stockholders accept the Offer and tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement (the “Recommendation”), (vi) assuming the accuracy of certain representations and warranties made by Parent and Purchaser in the Merger Agreement, caused any restrictions of any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws of any jurisdiction that may purport to be applicable to Midas, Parent, Purchaser or any of their affiliates or the Merger Agreement, the Support Agreement or the transactions contemplated thereby (including the Offer, the Top-Up and the Merger) not to apply or to have been satisfied with respect to each of Parent, Purchaser and their affiliates solely with respect to the Merger Agreement, the Support Agreement and the transactions contemplated thereby (including the Offer, the Top-Up and the Merger), and (vii) authorized and approved the Top-Up and the issuance of the Shares under the Top-Up.

Top-Up

Midas has granted to us an irrevocable right (the Top-Up) to purchase from Midas the number of Shares that, when added to the number of Shares already owned by Parent and its subsidiaries (including Purchaser) following consummation of the Offer, constitutes one Share more than the number of Shares necessary for Purchaser to be merged into Midas without any vote of Midas’ stockholders in accordance with Section 253 of the DGCL. Under the DGCL, the threshold for this type of merger, which is referred to as a “short-form” merger, is the “90% Threshold”. We will be deemed to have exercised the Top-Up immediately following consummation of the Offer if the number of Shares validly tendered in the Offer and not properly withdrawn, when added to the Shares owned by Parent and its subsidiaries (including Purchaser), does not satisfy the 90% Threshold.

The Top-Up will not be exercised (i) to purchase an amount of Shares pursuant to the Top-Up that exceeds the number of authorized and unissued Shares (treating Shares owned by Midas as treasury stock as unissued) and not otherwise reserved or committed for issuance at the time of exercise of the Top-Up, (ii) unless the Offer shall have closed, (iii) unless immediately after such exercise, Parent and its subsidiaries would own a sufficient number of Shares to meet the 90% Threshold, or (iv) in the event the Top-Up is held by a court of competent jurisdiction to be unenforceable or is enjoined by such court.

Midas has a sufficient number of authorized Shares such that, if the Minimum Tender Condition is satisfied, the Top-Up will result in us meeting the 90% Threshold. Following closing of the Offer and, if necessary, the Top-Up, we and Midas will, subject to the satisfaction or waiver of the conditions of the Merger, take all necessary and appropriate action to cause the Merger to become effective immediately after consummation of the Offer as a short-form merger.

The Merger

The Merger Agreement provides that, following the consummation of the Offer, and subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time:

•	Purchaser will be merged with and into Midas and, as a result of the Merger, the separate corporate existence of Purchaser will cease;

•	Midas will be the Surviving Corporation in the Merger and will become a wholly owned subsidiary of Parent; and

•

all of the properties, rights, privileges, immunities, powers and franchises of Purchaser and Midas will vest in Midas as the Surviving Corporation, and all of the claims, obligations, liabilities, debts and duties of Midas and Purchaser shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation. At the Effective Time, Midas’ certificate of incorporation will be amended so as to read in its entirety in a form to be agreed upon by Parent and Midas in their respective reasonable discretion and, as so amended, will be the certificate of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law and subject to the terms of the Merger Agreement. Midas’ bylaws will be amended so that they will be identical to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that all references to Purchaser’s name shall be replaced by references to Midas and, as so amended, will be the bylaws of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time will become the directors of the Surviving Corporation and the officers of Midas will continue as the officers of the Surviving Corporation until their resignation or removal.

Merger Closing Conditions. The obligations of Parent and Purchaser, on the one hand, and Midas, on the other hand, to consummate the Merger are each subject to the satisfaction or (to the extent permitted by applicable law) the waiver of the following conditions:

•

The adoption of the Merger Agreement by the affirmative vote at a special meeting of the holders of at least a majority of the then-outstanding Shares, if required by applicable law (including because we are unable to consummate the Merger as a short-form merger pursuant to Section 253 of the DGCL);

•

No order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any governmental authority of competent jurisdiction shall be in effect, and no law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental authority of competent jurisdiction and remain in effect, that, in any such case, prohibits or makes illegal the consummation of the Merger; and

•

Purchaser shall have accepted for payment and paid for all Shares validly tendered and not properly withdrawn pursuant to the Offer; provided that neither Parent nor Purchaser is entitled to assert the failure of this condition if, in breach of the Merger Agreement, Purchaser fails to purchase any Shares validly tendered and not validly withdrawn pursuant to the Offer.

Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares owned by Parent, Purchaser, Midas or their respective subsidiaries, immediately prior to the Effective Time, or Shares owned by any Midas stockholder who is entitled to and properly exercises appraisal rights under Delaware law, will automatically be converted into the right to receive the Offer Price in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”). All Shares converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically cease to exist, and each holder of a certificate or evidence of Shares in book-entry form that immediately prior to the Effective Time represented any such Shares shall cease to have any rights or claims with respect thereto, except the right to receive the Merger Consideration and any dividends declared from and after the date of the Merger Agreement with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder.

Payment for Midas Shares. Before the Merger, Parent will appoint a bank or trust company reasonably acceptable to Midas to make payment of the Merger Consideration (the “Paying Agent”). At or prior to the Effective Time, Parent will deposit or cause to be deposited with the Paying Agent cash in immediately available funds necessary to pay the aggregate Merger Consideration.

As soon as reasonably practicable after the Effective Time, the Paying Agent will send to each holder of Shares a letter of transmittal and instructions for the surrender of Share certificates in exchange for the Merger Consideration. The Paying Agent will pay the Merger Consideration to the stockholders upon receipt of (i) surrendered Share certificates and (ii) a signed letter of transmittal and any other documents specified by the Paying Agent. Interest will not be paid or accrue in respect of the Merger Consideration. The amount of any Merger Consideration paid to any stockholders may be reduced by any applicable withholding taxes.

If any cash deposited with the Paying Agent is not distributed to stockholders within six months following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of Share certificates who have not theretofore complied with Share certificate exchange procedures in the Merger Agreement shall thereafter look only to Parent for, and Parent shall remain liable for, the payment of their claims for the Merger Consideration and any dividends declared in accordance with the restrictions in the Merger Agreement with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to any such holder.

The transmittal instructions will include instructions if the stockholder has lost a Share certificate or if it has been stolen or destroyed. The stockholder will have to provide an affidavit to that fact and, if required by Parent, post a bond in a reasonable amount as directed by Parent as indemnity against any claim that may be made against it with respect to such certificate.

Treatment of Midas Equity Awards

Restricted Shares. Each holder of unvested Restricted Shares has the right to tender such Restricted Shares into the Offer, subject to and contingent upon the acceptance for purchase of Shares tendered pursuant to the Offer. At the Acceptance Time, each Restricted Share (whether tendered into the Offer or not) will become fully vested, and the restrictions thereon shall lapse.

Options. At the Acceptance Time, each outstanding, unexpired and unexercised Option will vest and become exercisable. To the extent not exercised prior to the Effective Time, then upon the Effective Time each Option shall be deemed to be exercised and cancelled, with each former holder of any such cancelled Option becoming entitled to receive from Midas, at the Effective Time or as soon as practicable thereafter, in consideration of the deemed exercise and cancellation of such Option, an amount in cash, without interest and less any applicable withholding taxes, equal to (i) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Option multiplied by (ii) the total number of Shares subject to such Option; provided that if the exercise price per Share of any such Option is equal to or greater than the per Share Merger Consideration, the Option will be cancelled and terminated without any cash payment and with the holder of such Option having no right or claims with respect to such Offer.

Warrants. At the Effective Time, each Warrant, to the extent not exercised prior to the Effective Time, shall be deemed to be exercised and cancelled, with each former holder of any such cancelled Warrant becoming entitled to receive from Midas, at the Effective Time or as soon as practicable thereafter, in consideration of the deemed exercise and cancellation of such Warrant, an amount in cash, without interest, equal to (i) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Warrant multiplied by (ii) the total number of Shares subject to such Warrant.

Parent may cause the applicable portion of the Merger Consideration payable to the holders of Options and Restricted Shares to be delivered through Midas’ ordinary payroll system in lieu of delivering a check or making a wire transfer to such holders.

Representations and Warranties

The Merger Agreement contains representations and warranties of Midas, Parent and Purchaser. Some of the representations and warranties in the Merger Agreement made by Midas are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect” means any change, effect, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, assets or liabilities of Midas and its subsidiaries, taken as a whole, but does not include changes, effects, occurrences or circumstances to the extent directly or indirectly resulting from, relating to or arising out of:

•	general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

•

conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including changes in interest rates or changes in exchange rates for the currencies of any countries or any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•	conditions (or changes in such conditions) in the industries in which Midas and its subsidiaries conduct business;

•

political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

•

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

•	changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof after March 12, 2012);

•	the announcement and pendency of the Merger Agreement or the transactions contemplated thereby;

•

any negative developments directly relating to or arising out of the litigation brought against Midas by MESA S.p.A or the facts or issues underlying such litigation or upon which such litigation is based, including the failure by MESA S.p.A to make any required royalty payments;

•

any actions taken or failure to take action by Midas or its subsidiaries that Parent has expressly approved in writing, or the taking of any action or failure to take any action, in each such case as expressly required or prohibited by the Merger Agreement;

•

any legal proceedings made or brought by any current or former Midas shareholders (on their own behalf or on behalf of Midas) against Midas arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement; and

•

changes in Midas’ stock price or the trading volume of Midas’ stock, in and of itself, or any failure by Midas to meet any internal or third party estimates or expectations of Midas’ revenue, earnings or other financial performance or results of operations for any period, in and of itself (but not in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition), except in the cases of the first six bullet points above, to the extent that Midas and its subsidiaries, taken as a whole, are disproportionately affected by such items as compared to other companies that conduct business in the countries and regions in the world and in the industries in which Midas and its subsidiaries conduct business (in which case, the disproportionate aspect of such change may be taken into account when determining whether there has been a Material Adverse Effect).

In the Merger Agreement, Midas has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

•	its organization and good standing;

•	corporate power and enforceability;

•	Midas Board actions, including the Recommendation and with respect to having the Rights Agreement not apply to the Merger Agreement, the Offer and the Merger;

•	the vote required for the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	non-contravention;

•	required governmental approvals;

•	its capitalization;

•	its subsidiaries;

•	its SEC reports;

•	its financial statements;

•	disclosure documents filed with the SEC;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events;

•	material contracts;

•	real property;

•	personal property and assets;

•	intellectual property;

•	tax matters;

•	employee benefit matters;

•	labor and employment matters;

•	permits;

•	compliance with laws;

•	environmental matters;

•	litigation;

•	insurance;

•	franchise matters;

•	related party transactions;

•	brokers’ and finders’ fees;

•	opinion of financial advisor with respect to the fairness of the Offer Price; and

•	the inapplicability of state takeover statutes or regulations to the Offer, the Top-Up, or the Merger.

In the Merger Agreement, Parent and Purchaser have also made customary representations and warranties to Midas with respect to, among other things:

•	organization and good standing;

•	corporate power and enforceability;

•	non-contravention;

•	required governmental approvals;

•	litigation;

•	information supplied;

•	ownership of Midas capital stock;

•	brokers’ and finders’ fees;

•	operations and ownership of Purchaser;

•	available funds;

•	solvency;

•	non-reliance on Midas estimates, projections, forecasts, forward-looking statements and business plans.

None of the representations and warranties contained in the Merger Agreement survives the consummation of the Merger.

Covenants of Midas

Conduct of Business of Midas. The Merger Agreement provides that, except (i) as expressly contemplated, required or permitted by the Merger Agreement, (ii) required by applicable law, (iii) set forth in disclosure schedules to the Merger Agreement, or (iv) as consented to in writing by Parent (not to be unreasonably withheld, conditioned or delayed), after the date of the Merger Agreement and prior to the Acceptance Time:

•	Midas and each of its subsidiaries will conduct its business in the usual, regular and ordinary course of business consistent with past practices and policies; and

•

use its commercially reasonable efforts to preserve intact its business organization and preserve the current relationships and goodwill with customers, suppliers and other persons with whom Midas or any of its subsidiaries has significant business relationships.

In addition, during the same period, except as previously disclosed to Parent in connection with entering into the Merger Agreement, as expressly contemplated or permitted by the Merger Agreement, or required by applicable law or as approved by Parent in writing (which approval cannot be unreasonably withheld, conditioned or delayed), Midas will not, and will not permit any of its subsidiaries to, take certain actions, including the following:

•	amend its certificate of incorporation or by-laws or comparable organizational documents;

•

issue Shares or other equity interests or any rights, warrants or options to acquire, any Shares or equity interests (except pursuant to the exercise of Options or Warrants or pursuant to requirements of contracts in existence as of the date of the Merger Agreement);

•

acquire, repurchase or redeem any Shares or other equity interests (except for tax withholdings and exercise price settlements upon the vesting of Restricted Shares or the exercise of Options or Warrants);

•

split, combine, subdivide or reclassify any Shares or other equity interest, or declare or pay any dividend or other distribution with respect to any Shares or other capital stock (except for cash dividends made by a Midas subsidiary to Midas or another Midas subsidiary);

•

propose or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization, except for the transactions contemplated by the Merger Agreement;

•

incur any indebtedness for borrowed money or guarantee any such indebtedness, except for short-term borrowings incurred in the ordinary course of business, borrowings pursuant to existing credit facilities and purchase money financings and capital leases entered into in the ordinary course of business;

•

establish, enter into, adopt, amend, modify or terminate any employee benefit plan, or increase the compensation or pay or provide any special bonuses or benefits to any director or employee, except as specifically permitted by the Merger Agreement;

•

pay, discharge, waive or settle any pending or threatened legal proceeding for an amount in excess of $100,000 individually or in the aggregate that entails the incurrence of any obligation to be performed by Midas (other than the payment of money) after the Effective Time;

•	waive any claims of substantial value, individually or in the aggregate, other than compromises of receivables in the ordinary course of business;

•	change the accounting principles or practices, except as may be required as a result of a change in applicable law or in GAAP;

•	make or change any material tax election or settle or compromise any material federal, state, local or non-U.S. income tax liability;

•

other than in the ordinary course of business, acquire, by merger, consolidation or acquisition of stock or assets, any other person or any material equity interest therein in excess of $1,000,000 individually or $2,500,000 in the aggregate, or dispose of any properties or assets which are material to Midas and its subsidiaries, taken as a whole;

•	except in the ordinary course of business, prematurely terminate or enter into any material contract or make any material amendments or modifications to any material contract;

•	waive any rights under or amend the Rights Agreement, except as expressly contemplated by the Merger Agreement;

•	adopt, propose, effect or implement any shareholder rights plan, poison pill or similar arrangement, other than the Rights Agreement;

•	make, or make any commitment with respect to, any single capital expenditure in excess of $500,000 or capital expenditures in excess of $1,500,000 in the aggregate;

•	grant any lien on any of its assets, other than permitted liens;

•	fail to maintain material insurance policies covering Midas and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

•	amend or modify the letters of engagement of its financial advisor in a manner that materially increases the fee or commission payable by Midas; or

•	commit, authorize or agree to take any of the foregoing actions or enter into any written agreement or arrangement to take any of the foregoing actions.

Notwithstanding the foregoing, nothing is intended to give Parent the right to control or direct the business or operations of Midas or its subsidiaries at any time prior to the Effective Time.

No Solicitation

Midas has agreed that it will not, and will cause its directors, officers, investment bankers and subsidiaries and its subsidiaries’ directors, officers and investment bankers not to, directly or indirectly:

•	solicit, initiate, or knowingly induce or facilitate the making, submission or announcement of, or knowingly encourage or assist, an Acquisition Proposal (as defined below);

•

furnish to any person (other than Parent or Purchaser) any non-public information relating to Midas or its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Midas or its subsidiaries, in connection with inducing, encouraging or assisting the making, submission or announcement of an Acquisition Proposal or any proposal that would reasonably be expected to lead to an Acquisition Proposal;

•	participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, an Acquisition Proposal; or

•

approve, recommend, authorize, agree to, accept or enter into any binding or non-binding letter of intent or other similar document or contract contemplating or otherwise relating to any actual or proposed Acquisition Proposal.

Midas also agreed to (and agreed to cause its subsidiaries and its and their respective directors, officers and investment bankers to) immediately cease all existing discussions or negotiations with any person with respect to any Acquisition Proposal and to not waive, terminate, modify or fail to enforce any “standstill” provisions or provisions with similar effect.

Notwithstanding the restrictions described above, at any time before the Acceptance Time, Midas and its subsidiaries and representatives may (i) participate or engage in discussions or negotiations with any third party that has made a bona fide, unsolicited Acquisition Proposal, (ii) grant a waiver, amendment or release under any standstill agreement for the purpose of allowing any third party to make an Acquisition Proposal, and/or (iii) furnish to any third party that has made a bona fide, unsolicited Acquisition Proposal any non-public information or access to business, properties, assets, books, records, or to any personnel, of Midas or its subsidiaries. Midas can only take the actions described in clauses (i) and (iii) after obtaining an acceptable confidentiality agreement from the third party and if the Midas Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes or could reasonably be expected to lead to a Superior Proposal. Prior to taking any of the actions described in clause (i) above, Midas must give Parent written notice of the identity of such third party and the material terms of such Acquisition Proposal or, if in writing, a copy thereof, and prior to taking any of the actions described in clause (iii) above, Midas must contemporaneously with furnishing any non-public information to such third party, furnish such non-public information to Parent.

Pursuant to the Merger Agreement, Midas also agreed to promptly, and in any event within forty-eight (48) hours, notify Parent in writing if it receives (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, an Acquisition Proposal, and to provide the terms and conditions of such Acquisition Proposal, request or inquiry and the identity of the third party making such Acquisition Proposal or request. Midas must also keep Parent reasonably informed of any material change in the status or terms of any Acquisition Proposal, request or inquiry.

Midas Board’s Recommendation; Adverse Recommendation Changes

Neither the Midas Board nor any committee thereof shall withhold, withdraw, amend, modify or qualify in a manner adverse to Parent or Purchaser, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner adverse to Parent or Purchaser, the Company Board Recommendation (a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Midas Board to Midas’ stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change. Notwithstanding the

foregoing or anything to the contrary set forth in the Merger Agreement at any time prior to the Effective Time, the Midas Board may effect a Company Board Recommendation Change if:

•

the Midas Board (or any committee thereof) determines in good faith, after consultation with its legal counsel, that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

•

Midas has notified Parent in writing at least three business days (the “Notice Period”) in advance that it intends to effect a Company Board Recommendation Change, describing in reasonable detail its reasons;

•

if requested by Parent, Midas shall have made its representatives available to discuss with Parent’s representatives any proposed modifications to the terms and conditions of the Merger Agreement and negotiate in good faith with Parent’s representatives any proposed modifications to the terms and conditions of the Merger Agreement during Notice Period; and

•

the Midas Board (or any committee thereof) shall have determined in good faith, after consultation with legal counsel and considering the terms of any proposed amendment or modification to the Merger Agreement, that the failure to effect a Company Board Recommendation Change would still reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

In the event of any material change during the Notice Period to any of the facts that are the basis of the proposed Company Board Recommendation Change, including material revisions to an Acquisition Proposal, Midas is required to deliver a new notice to Parent and a new Notice Period will commence.

The Merger Agreement does not prohibit the Midas Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act.

No Company Board Recommendation Change shall change the approval of the Midas Board in a manner causing any takeover laws to be applicable to the transactions contemplated by the Merger Agreement and the Support Agreement.

For purposes of this Offer to Purchase and the Merger Agreement:

“Acquisition Proposal” means any inquiry, offer or proposal from a third party to engage in any transaction or series of related transactions involving (i) the acquisition of 15% or more of the outstanding Shares or any tender offer or exchange offer that, if consummated in accordance with its terms, would result in such third party beneficially owning 15% or more of the outstanding Shares; (ii) a merger, consolidation, business combination, recapitalization, share exchange or other similar transaction involving Midas or any of its subsidiaries pursuant to which the shareholders of Midas or the holders of the voting power of the relevant subsidiary would, immediately following the consummation of the transaction, hold less than 85% of the total voting power of the equity interests in the surviving or resulting entity, (iii) a sale, transfer, lease, license, outsourcing or other disposition of assets (including equity interests of any subsidiary of Midas), rights, properties, services or businesses that generate or constitute, as applicable, 15% or more of Midas’ consolidated revenues, net income or total assets, or (iv) a liquidation, dissolution or other winding up of Midas and its subsidiaries, taken as a whole or the liquidation or dissolution or other winding up of Midas International Corporation.

“Superior Proposal” means any bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50%), not arising out of or relating to any violation of the provisions of the Merger Agreement relating to either the restrictions on the Company to solicit Acquisition Proposals or a Company Board Recommendation Change, which the Midas Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, taking into account all relevant legal, financial, regulatory and other aspects of such Acquisition Proposal, including the terms, conditions and contingencies, including conditions and contingencies related to financing, if any, of such Acquisition Proposal and the persons making such Acquisition Proposal, (i) is likely to be consummated in accordance with its terms; (ii) would result in, if consummated, a transaction more favorable to Midas’ stockholders in their capacity as such from a financial point of view that the transactions contemplated by the Merger Agreement (after taking into account any revisions to the terms of the transactions contemplated by the Merger Agreement proposed by Parent prior to the time of determination) and (iii) with respect to which, in the case of cash consideration, there is reasonably sufficient cash on hand and/or equity and/or debt financing commitments in a reasonably sufficient amount from bona fide financing sources on terms customary for transactions of this size and nature.

Company Indebtedness

Midas has agreed that, prior to the Acceptance Time, it will, with Parent’s reasonable cooperation, use reasonable best efforts to obtain a letter, in a form reasonably satisfactory to Parent, evidencing the pay-off, at the Acceptance Time, of all existing indebtedness and other obligations under the Amended and Restated Credit Agreement, dated as of December 4, 2009, among Midas International Corporation, JP Morgan Chase Bank, N.A., as administrative agent, PNC, N.A., as syndication agent, and Bank of America, N.A., as documentation agent (as amended, the “Company Credit Agreement”).

Parent has agreed to fund the repayment of indebtedness outstanding under the Company Credit Agreement concurrent with the consummation of the Offer. See Section 9 — “Source and Amount of Funds.”

Actions in Connection with Long-Form Merger

Midas has agreed that, unless the Merger is consummated in accordance with the short-form merger provisions of Section 253 of the DGCL, then as soon as practicable following the Acceptance Time, Midas will: (i) duly call and hold a meeting of Midas’ stockholders for the purpose of voting on the adoption of the Merger Agreement, (ii) prepare and file a proxy statement in connection with seeking the adoption of the Merger Agreement with the SEC, (iii) respond as promptly as reasonably practicable to any comments made by the SEC, (iv) use commercially reasonable efforts to have the SEC confirm that it has no further comments thereto and (v) cause the final proxy statement to be mailed to Midas’ stockholders as promptly as practicable.

Parent has agreed to vote, or cause to be voted, all Shares then owned by it, Purchaser or any of their other affiliates in favor of the adoption of the Merger Agreement.

Employee Matters

Parent has agreed to cause the Surviving Corporation to honor all existing employee benefit plans and compensation arrangements in accordance with their terms as in effect prior to the Effective Time. Parent has also agreed to cause the Surviving Corporation, for a period of three months following the Effective Time, to provide compensation, benefits and severance payments (other than equity based benefits and individual employment agreements) to each employee that continues with the Surviving Corporation that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity based benefits and individual employment agreements) provided to such employees immediately prior to the Effective Time. Parent has agreed that employees will receive credit for service under prior Midas employee benefit plans for eligibility and vesting purposes.

Rule 14d-10(d) Matters

Midas has agreed that, prior to the Acceptance Time, it will take all such actions (acting through the Compensation Committee of the Midas Board) as may be required to cause any agreements, arrangements or understandings that have been or will be entered into by Parent, Midas or any of their respective affiliates with current or future directors, officers or employees of Midas and its affiliates pursuant to which payments are made or to be made or benefits are granted or to be granted according to such arrangements to be approved as an

“employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Efforts to Close the Transaction

Each of Parent, Purchaser and Midas has agreed to, and has agreed to cause each of its respective affiliates to, use its commercially reasonable efforts to take all actions reasonably necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by the Merger Agreement in the most expeditious manner as practicable, including making all necessary filings, notices, and other documents necessary to consummate the Offer, the Merger and the transactions contemplated by the Merger Agreement. In addition to the foregoing, neither Parent or Purchaser, on the one hand, nor Midas, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Offer or the Merger or the ability of such party to fully perform its obligations under the Merger Agreement.

Takeover Statutes

In the event that the restrictions of any state takeover law or similar law is or becomes applicable to the Merger Agreement or any of the other transactions contemplated by the Merger Agreement, Midas, Parent and Purchaser have agreed to use their respective commercially reasonable efforts to ensure that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in the Merger Agreement and otherwise to minimize the effect of such law on the Merger Agreement and the transaction, contemplated thereby.

Stockholder Litigation

Each of Midas, Parent and Purchaser have agreed to promptly advise the other parties of litigation relating to the Merger, the Offer, the Merger Agreement or any of the transactions contemplated thereby and to keep the other parties reasonably informed regarding any such litigation. Each party must also give the other parties the opportunity to consult with such party regarding the defense or settlement of any such shareholder litigation and shall consider such other parties’ views with respect to such shareholder litigation.

Midas has also agreed to give Parent the opportunity to participate in the defense or settlement of any shareholder action against Midas and/or its directors or officers relating to the transactions contemplated by the Merger Agreement, and Midas cannot settle any action without Parent’s prior written consent, which consent cannot be unreasonably withheld, conditioned or delayed.

Indemnification, Exculpation and Insurance

Midas and Purchaser have agreed that all rights to indemnification, and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, and rights to advancement of expenses relating thereto, now existing in favor of the current or former directors or officers of Midas and of its subsidiaries or any of their respective predecessors as provided in the applicable certificates of incorporation or bylaws or other organizational documents or in any indemnification agreement, will survive the Merger and will continue in full force and effect and will not be, for a period of six years from the Effective Time, modified in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of Midas or any of its subsidiaries or any of their respective predecessors. In addition, for a period of six years from the Effective Time, Parent has agreed to cause the Surviving Corporation and its subsidiaries to cause the articles of incorporation and by-laws (or other similar organizational documents) of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the articles of incorporation and by-laws (or other similar organizational documents) of Midas and its subsidiaries as of March 12, 2012.

In addition, for a period of six years from the Effective Time, Purchaser has agreed to, and will cause the Surviving Corporation to, to the fullest extent permitted under applicable law and subject to Section 145 of the DGCL, indemnify and hold harmless each current and former director or officer of Midas or any of its subsidiaries against any costs, fees, expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent the claim, proceeding investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to any action or omission or alleged action or omission prior to or at the Effective Time in such person’s capacity as a director or officer of Midas or any of its subsidiaries. For the same period and subject to the same qualifications, Parent and the Surviving Corporation will advance, prior to the final disposition of any claim for which indemnification may be sought, all costs, fees and expenses incurred by an indemnified person in connection with the defense of any such claim, subject to an undertaking to repay such advances in the event the indemnified person is not entitled to be indemnified.

For a period of six years after the Effective Time, Parent has agreed to maintain in effect any “tail” prepaid insurance policies obtained by Midas and its subsidiaries prior to the Effective Time, or maintain any director and officer liability insurance and fiduciary insurance coverage on terms and coverage amounts no less favorable in the aggregate than the terms of such policies on the date of the Merger Agreement; provided that neither Purchaser nor the Surviving Corporation is required to expend annually in excess of 250% of the annual premium paid by Midas for such insurance coverage, but in such case must purchase the greatest amount of coverage available for such amount.

Other Covenants

The Merger Agreement contains other customary covenants, including, but not limited to, covenants relating to public announcements, access, confidentiality, cooperation to cause the delisting of the Shares from the NYSE and deregistration of the Shares under the Exchange Act.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Acceptance Time (or, in the case of the third bullet below, the Effective Time):

•	by the mutual written consent of Parent and Midas;

•

by either Parent or Midas if the Acceptance Time has not occurred on or before the Outside Date (such termination, an “Outside Date Termination”), provided that such right to terminate is not available to any party whose material breach of any provision of the Merger Agreement results in the failure of the Offer to be consummated at such time;

•

by either Midas or Parent if a governmental authority of competent jurisdiction enacts any law that remains in effect that makes the acceptance for payment of or payment for Shares tendered pursuant to the Offer illegal or that prohibits the consummation of the Merger, or any court of competent jurisdiction shall have issued a permanent injunction prohibiting the acceptance for payment of or payment for Shares tendered pursuant to the Offer or prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, except such termination is not available to Midas or Parent if the issuance of any such injunction is attributable to the failure of such party (or any affiliate of such party) to perform any covenant or other obligation under the Merger Agreement required to be performed by such party (or any affiliate of such party) at or prior to the Effective Time;

•

by Midas, in the event that (i) Midas receives a Superior Proposal and does not materially breach its obligation to keep Parent informed about such Superior Proposal; (ii) the Midas Board determines in good faith that the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties to Midas’ stockholders under applicable law; (iii) Midas first delivered to Parent a proper notice regarding such Superior Proposal; (iv) if requested by Parent, Midas has made its representatives available to discuss with Parent’s representatives and caused its representatives to negotiate in good faith with Parent’s representatives any proposed modifications to the terms and conditions of the Merger Agreement; (v) the Midas Board determined in good faith, after considering the terms of any proposed amendment or modification to the Merger Agreement, that the Superior Proposal remains as such and the failure to enter into a definitive agreement relating to such Superior Proposal would still reasonably be expected to be inconsistent with its fiduciary duties to Midas’ stockholders under applicable law; and (vi) concurrently with the termination of the Merger Agreement, Midas pays Parent the appropriate termination fee (such termination right, the “Fiduciary Out”);

•

by Parent, in the event that Midas breached any of its representations, warranties or covenants under the Merger Agreement in any material respect and in a manner such that any condition set forth in Section 15 — “Conditions to the Offer” to be satisfied would not be satisfied and Midas does not cure such breach by the earlier of ten business days after Midas received written notice of such breach from Parent and the Outside Date (such termination, a “Midas Breach Termination”);

•

by Parent, in the event that (i) the Midas Board effects an Company Board Recommendation Change; (ii) the Midas Board fails to publicly reaffirm the Company Board Recommendation as promptly as practicable (but in any event within five business days) after receipt of a written request by Parent to provide such reaffirmation following the public announcement of a Acquisition Proposal or a Acquisition Proposal otherwise becoming publicly known; (iii) Midas fails to include in the Schedule 14D-9 when mailed the Company Board Recommendation; (iv) Midas shall have intentionally and materially breached certain of its no solicitation obligations; (v) Midas shall have entered into an alternative acquisition agreement; or (vi) a tender or exchange offer for Shares that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a person unaffiliated with Parent and, within ten business days after the public announcement of the commencement of such Acquisition Proposal, Midas shall not have filed a Schedule 14d-9 pursuant to Rule 14e-2 and Rule 14d-9 under the Exchange Act recommending that the Midas stockholders reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer (such termination, “Termination for Improper Board Action”);

•

by Midas, in the event that Parent or Purchaser breaches any of its representations or warranties under the Merger Agreement or any of its covenants or obligations under the Merger Agreement, and Parent or Purchaser fails to cure such breach by the earlier of ten business days after Parent has received written notice of such breach from Midas and the Outside Date;

•

by Midas, in the event that Purchaser fails to commence the Offer within the time period required by the Merger Agreement or terminates or makes any change to the Offer in violation of the terms of the Merger Agreement or at any scheduled Expiration Date of the Offer, Purchaser fails to accept for payment and pay for Shares validly tendered and not properly withdrawn in the Offer and at such time all of the conditions set forth in Section 15 — “Conditions to the Offer” are satisfied and no subsequent expiration date for the Offer is established in accordance with the terms of the Merger Agreement and applicable law; or

•

by Midas, in the event that as of the expiration of the Offer where no subsequent Expiration Date for the Offer is established in accordance with the terms of the Merger Agreement and applicable law, all of the conditions set forth in Section 15 — “Conditions to the Offer” have been satisfied or waived except for the Minimum Tender Condition (such termination, a “Stockholder Non-Tender Termination”).

Effects of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will be of no further force or effort without liability of Parent, Purchaser and Midas, or their directors, affiliates, employees, affiliates, agents, or the representatives, subject to certain designated provisions of the Merger Agreement that survive, including the effect of termination, confidentiality, representations regarding brokers and other advisors, specific performance and certain other miscellaneous provisions. No party is relieved of any liability for knowing and intentional breach of or fraud in connection with the Merger Agreement.

Termination Fees

Midas has agreed to pay Parent a termination fee of $5.59 million (less any Expense Reimbursement as defined below) in the following events:

•	Midas has terminated the Merger Agreement by exercise of its Fiduciary Out.

•

Parent has terminated the Merger Agreement pursuant to the conditions for a Termination for Improper Board Action, except in the case of such termination for a Company Board Recommendation Change for anything but a Superior Proposal, which is subject to a higher termination fee and discussed below.

•

the Merger Agreement is terminated by Parent upon a Midas Breach Termination, or by Parent or Midas pursuant to an Outside Date Termination and within twelve months after such termination of the Merger Agreement, Midas enters into a definitive agreement with respect to an Outstanding Proposal and the Outstanding Proposal is consummated. An “Outstanding Proposal” means a bona fide Acquisition Proposal that at or prior to the time of the termination of the Merger Agreement a third party shall have publicly disclosed pursuant to which the holders of Shares would be paid a price per Share in excess of the Merger Consideration and such Acquisition Proposal is not withdrawn prior to the time of the termination of the merger agreement, with references to “fifteen percent (15%)” and “eighty-five percent (85%)” in Acquisition Proposal being replaced with references to “fifty percent (50%)”). In the event of any Outside Date Termination, any Expense Reimbursement previously paid, and described in further detail below, is to be offset from the $5.59 million payable under these circumstances for an Outside Date Termination.

In the event of a Termination for Improper Board Action due to a Company Board Recommendation Change for anything but a Superior Proposal, Midas has agreed to pay Parent a higher termination fee of $6.88 million.

In the event of a Stockholder Non-Tender Termination or an Outside Date Termination (where the Minimum Tender Condition has not been met but all other Conditions to the Offer have been met), Midas has agreed to reimburse Parent and Purchaser for all documented out-of-pocket fees and expenses reasonably incurred in connection with the Merger Agreement up to the date of such termination not to exceed $1 million in aggregate (the “Expense Reimbursement”).

Each of Parent and Midas has agreed that in the event of a termination of the Merger Agreement under circumstances giving rise to the payment by Midas of the Termination Fee, any payment by Midas of the Termination Fee will be the sole and exclusive remedy of Parent and its affiliates for damages against Midas with respect to the Merger Agreement and the transactions contemplated thereby other than with respect to a knowing and intentional breach of, or fraud in connection with, the Merger Agreement by Midas.

Specific Performance

Parent, Purchaser and Midas are entitled to an injunction or injunctions or any other appropriate form of specific performance or equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in any court of competent jurisdiction, in addition to any other remedy to which they are entitled under the terms of the Merger Agreement at law or in equity.

Fees and Expenses

Except as provided in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Termination Fees” all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses.

Governing Law

The Merger Agreement is governed by Delaware law.

Other Agreements

Support Agreement

On March 12, 2012, Parent and Purchaser entered into a Tender and Support Agreement with Alan D. Feldman, the Chairman, President and Chief Executive Officer of Midas, and the Alan D. Feldman Irrevocable 2010 Midas Grantor Annuity Trust. Mr. Feldman and the Feldman Trust agree pursuant to the Support Agreement to validly tender or cause to be tendered pursuant to the Offer all of their Shares, free and clear of all liens, and to not withdraw or cause their Shares to be withdrawn from the Offer.

Mr. Feldman and the Feldman Trust also agree to appear at all meetings of Midas’ stockholders and to vote the Shares subject to the Support Agreement (i) in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby or any other transactions pursuant to which Parent proposes to acquire Midas on terms similar to those contemplated by the Merger Agreement, (ii) against any action or agreement which would materially impede, interfere with or prevent the Offer or the Merger, any Acquisition Proposal, any action, proposal or transaction or agreement that would reasonably be expected to result in the failure of the Minimum Tender Condition or any of the other conditions to the Offer or a breach of any covenant, representation or warrant or other obligation of Mr. Feldman or the Feldman Trust under the Support Agreement and (iii) in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement, and granted Parent and its designees an irrevocable proxy and designated Parent as their attorney-in-fact to attend any meeting of Midas’ stockholders and to vote the Shares subject to the Support Agreement in accordance with this paragraph.

Pursuant to the Support Agreement, Mr. Feldman has agreed to exercise his Options on a net exercise basis and transfer the Shares subject to the Options to Purchaser, subject to the occurrence of the Acceptance Time and initiation by Purchaser of a wire of immediately available funds in an amount equal to the Offer Price per Share for each Share Mr. Feldman is entitled to receive after giving effect to the net exercise provisions.

As of March 12, 2011, Mr. Feldman held 385,645 Shares and 949,006 Options and the Feldman Trust held 67,179 Shares and no Options, which, together with the Shares and Shares underlying the Options held by Mr. Feldman, represents approximately 8.7% of the outstanding Shares on a fully diluted basis.

Keep Well Undertaking

SCOA has delivered to Parent and Purchaser the Keep Well Undertaking pursuant to which SCOA has agreed, among other things, to (i) preserve and maintain, and cause the preservation and maintenance of (a) the corporate existence of each of Parent and Purchaser and (b) all of the licenses, rights, privileges and franchises of Parent and Purchaser necessary or desirable for (x) the maintenance of their existence and (y) the fulfillment of their respective obligations under the Merger Agreement; (ii) keep well Parent and Purchaser and to provide all corporate and economic support to Parent and Purchaser to the extent necessary to permit each of them to satisfy all of their respective financial and other obligations under the Merger Agreement, including the obligation to fund the acquisition of all the outstanding Shares and to refinance the Company Credit Agreement pursuant to the

Merger Agreement; and (iii) take commercially reasonable efforts to ensure that none of Parent or Purchaser shall be subject to any insolvency proceeding and shall not be liquidated, dissolved or wound up until the termination of SCOA’s obligations under the Keep Well Agreement.

SCOA represented to Parent and Purchaser in the Keep Well Undertaking that it has access to undrawn lines of credit in excess of $1 billion.

Confidentiality Agreement

Midas and Parent entered into the Confidentiality Agreement on September 21, 2011 in connection with a possible negotiated transaction between the parties. Under the Confidentiality Agreement, Parent agreed, subject to certain exceptions, to keep confidential any non-public information concerning Midas and agreed to certain “standstill” and employee non-hire and non-solicitation provisions for the protection of Midas.

12.	Purpose of the Offer; Plans for Midas; Rights Agreement.

Purpose of the Offer. We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and ultimately following the Merger, the entire equity interest in, Midas while allowing Midas’ stockholders an opportunity to receive the Offer Price promptly by tendering their Shares pursuant to the Offer. If the Offer is consummated, Parent, Purchaser and Midas expect to consummate the Merger as promptly as practicable in accordance with the DGCL. At the Effective Time, Midas will become a wholly owned subsidiary of Parent.

Holders of Shares who tender their Shares pursuant to the Offer will cease to have any equity interest in Midas and will no longer participate in the future growth of Midas. If the Merger is consummated, the current holders of Shares will no longer have an equity interest in Midas and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with Delaware law.

As soon as possible after the consummation of the Offer, Parent, Purchaser and Midas expect to consummate the Merger pursuant to the Merger Agreement. We will be deemed to have exercised the Top-Up immediately following consummation of the Offer if the number of Shares tendered and not validly withdrawn pursuant to the Offer, when added to the Shares owned by Parent and its subsidiaries (including Purchaser), is less than one Share more than the number of Shares necessary for us to be merged into Midas without any vote of Midas’ stockholders in accordance with Section 253 of the Delaware General Corporation Law (the “DGCL”). Under the DGCL, this threshold is 90% of the outstanding Shares (the “90% Threshold”). Midas has a sufficient number of authorized Shares such that, if the Minimum Tender Condition is satisfied, the Top-Up will result in Purchaser satisfying the 90% Threshold. However, in no event will the Top-Up be exercisable (i) to purchase an amount of Shares pursuant to the Top-Up that exceeds the number of authorized and unissued Shares (treating Shares owned by Midas as treasury stock as unissued) and not otherwise reserved or committed for issuance at the time of exercise of the Top-Up, (ii) unless the Offer shall have closed, (iii) unless immediately after such exercise, Parent and its subsidiaries would own a sufficient number of Shares to meet the 90% Threshold or (iv) in the event the Top-Up is held by a court of competent jurisdiction to be unenforceable or is enjoined by such court. Following the closing of the Offer and, if necessary, the Top-Up, Purchaser and Midas will, subject to the satisfaction or waiver of the conditions of the Merger, take all necessary and appropriate action to cause the Merger to become effective immediately after consummation of the Offer as a “short-form” merger pursuant to applicable provisions of the DGCL without action of the stockholders of Midas. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Top-Up” and Section 17 — “Certain Legal Matters; Regulatory Approvals — “Short-Form” Merger.”

If, after the Acceptance Time, Purchaser and its affiliates do not own, by virtue of the Offer or otherwise, 90% or more of the issued and outstanding Shares, Purchaser may elect to require Midas to hold a meeting of

Midas’ stockholders for the purpose of adopting the Merger Agreement, at which meeting Parent has agreed to vote, or cause to be voted, all Shares held by it and its affiliates in favor of the adoption of the Merger Agreement, and the Merger would not occur until either such event has occurred. If the Minimum Tender Condition is satisfied, upon the consummation of the Offer and without giving effect to the Top-Up, Purchaser will have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other holder of Shares. No interest will be paid for Shares acquired in the Merger. See Section 11 — “The Merger Agreement; Other Agreements — Actions in Connection with Long-Form Merger” and Section 17 — “Certain Legal Matters; Regulatory Approvals — “Short-Form” Merger.”

Plans for Midas. The Merger Agreement provides that, following the consummation of the Offer and subject to the conditions set forth in the Merger Agreement, Purchaser will be merged with and into Midas and that, following the Merger and until thereafter amended, the certificate of incorporation of Midas shall be amended so as to read in its entirety in a form to be agreed upon by Parent and Midas in their respective reasonable discretion, which shall be the certificate of incorporation of the Surviving Corporation and promptly following the Effective Time the bylaws of Purchaser will be the bylaws of the Surviving Corporation (except that the references to Purchaser’s name will be replaced by references to “Midas, Inc.”) until thereafter amended.

Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for Shares by Purchaser pursuant to the Offer constituting at least the Minimum Tender Condition, Purchaser may request that Midas cause designees to be elected or appointed to the Midas Board, subject to the requirement of the Merger Agreement. However, following the purchase of Shares in the Offer and the satisfaction of the few remaining applicable conditions, Purchaser expects to immediately complete the Merger through the Top-Up and a short-form merger. Information concerning Purchaser’s designees to the Midas Board is set forth in the Information Statement attached as Annex A to the Schedule 14D-9 filed by Midas with the SEC on the date hereof.

The directors of Purchaser immediately prior to the Effective Time will become the only directors of the Surviving Corporation at the Effective Time and the officers of Midas at such time will become the only officers of the Surviving Corporation. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation.”

Based on available information, we are conducting a detailed review of Midas and its assets, corporate structure, dividend policy, capitalization, indebtedness, operations, properties, policies, management, personnel and any obligations to report under Section 15(d) of the Exchange Act and will consider what, if any, changes would be desirable in light of the circumstances that exist upon the consummation of the Offer and the Merger. We will continue to evaluate the business and operations of Midas during the pendency of the Offer and the Merger and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of Midas’ business, operations, capitalization and management with a view to optimizing development of Midas’ potential in conjunction with Parent’s existing businesses. Possible changes could include, subject to certain restrictions contained in the Merger Agreement, changes in Midas’ business, corporate structure, charter, bylaws, capitalization, board of directors, management, officers, indebtedness or dividend policy. Although we have no current plans with respect to any of such matters except as disclosed in this Offer to Purchase and it is expected that, initially following the Merger, the business and operations of Midas will be continued substantially as they are currently being conducted, Purchaser, Parent and the Surviving Corporation expressly reserve, subject to certain restrictions contained in the Merger Agreement, the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

Except as described above or elsewhere in this Offer to Purchase, neither Purchaser nor Parent has any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving Midas or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of Midas or any of its subsidiaries, (iii) any change in the Midas Board or management of Midas, (iv) any material change in Midas’ capitalization or dividend rate or policy or indebtedness, (v) any other material change in Midas’ corporate structure or business, (vi) any class of equity securities of Midas being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of Midas becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

Rights Agreement. In 2007, Midas adopted a rights agreement that provides for the issuance of one Right with each Share. Each Right entitles the registered holder to purchase from Midas one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $80 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights generally become exercisable upon a person acquiring beneficial ownership of 20% or more the outstanding Shares or ten business days after the commencement of a tender offer or exchange offer that would result in a person acquiring beneficial ownership of 20% or more of the outstanding Shares. In connection with Midas’ execution of the Merger Agreement, Midas entered into an amendment to the Rights Agreement that provides that the Rights Agreement does not apply to the Merger Agreement or the Support Agreement and the transactions contemplated thereby, including the Offer and the Merger.

13.	Certain Effects of the Offer.

Market for Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser and its affiliates. Neither Purchaser nor its affiliates can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

NYSE Listing and Exchange Act Registration. Pursuant to the terms of the Merger Agreement, Midas will cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law and rules and policies of the NYSE to cause the delisting of Midas and the Shares from the NYSE as promptly as practicable after the Effective Time.

Following the purchase of Shares in the Offer and the satisfaction of the few remaining applicable conditions, Purchaser expects to immediately complete the Merger through the Top-Up and a short-form merger, following which the Shares will no longer be publicly owned. However, during any period following consummation of the Offer and consummation of the Merger, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the continued listing requirements for the NYSE and are thereafter delisted, the market for Shares will be adversely affected. If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

Exchange Act Registration. The Shares are currently registered under the Exchange Act, and Midas has filed registration statements with respect to certain of its Shares, which registration statements have become effective pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”). As a result, Midas currently files periodic reports on account of the Shares. Following the purchase of Shares in the Offer and the satisfaction of the few remaining applicable conditions, Purchaser expects to immediately complete the Merger through the Top-Up and a short-form merger, following which the Shares will no longer be publicly owned. Subject to applicable law and the rules and regulations of the SEC, as soon as practicable following completion of the Offer, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act and may in the future take steps to cause the suspension of all of Midas’ reporting obligations under the Exchange Act. Pursuant to the rules of the SEC and the views expressed by the SEC staff, Midas may terminate its Exchange Act registration and suspend its reporting obligations on account of the Shares if (i) the outstanding Shares are not listed on a national securities exchange, (ii) there are fewer than 300 holders of record of Shares and (iii) Midas is not otherwise required to furnish or file reports under the Exchange Act. Such termination and suspension, once effective, would reduce the information that Midas must furnish to its stockholders and to the SEC. The deregistration of the Shares, once effective, would make certain provisions of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to Midas. Furthermore, the ability of Midas’ affiliates and persons holding restricted securities to dispose of such securities pursuant to Rule 144 or Rule 144A under the Securities Act could be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NYSE reporting or for continued inclusion on the list of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) for margin securities.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14.	Dividends and Distributions.

As discussed in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Covenants of Midas; Conduct of Business of Midas,” the Merger Agreement provides that, from the date of the Merger Agreement to the Acceptance Time, without the prior written approval of Parent, Midas will not, and will not allow its subsidiaries to, authorize or pay any dividends on or make any distribution with respect to the outstanding Shares.

15.	Conditions to the Offer.

Notwithstanding any other terms of the Offer and subject to the terms and conditions set forth in the Merger Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer (and not previously accepted for payment or paid for) if each of the following conditions has not been satisfied at the Expiration Date:

a.

that there shall be validly tendered and not properly withdrawn a number of Shares, which, when added to the number of shares already owned by Parent and Acquisition Sub and their respective subsidiaries and the number of Shares underlying the Options that are available to be acquired by Parent immediately after the Acceptance Time pursuant to the Support Agreement, represent at least a majority of the sum of (x) the issued and outstanding Shares as of the expiration of the Offer, plus (y) the aggregate number of Shares issuable to holders of outstanding Options (including, for the avoidance of doubt, the Shares underlying the Options that are available to be acquired by Parent immediately after the Acceptance Time pursuant to the Support Agreement), plus (z) the aggregate number of Shares issuable to holders of outstanding Warrants (the “Minimum Tender Condition”);

b.	the expiration or termination of any waiting period (or any extension thereof) applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger under the HSR Act;

c.	that there shall not be any temporary restraining order, preliminary or permanent injunction, law or other judgment issued by any court of competent jurisdiction in effect enjoining or otherwise preventing or prohibiting the consummation of the Offer or the Merger;

d.	the accuracy of Midas’ representations and warranties set forth in the Merger Agreement subject, in certain cases, to materiality and material adverse effect qualifications;

e.	Midas’ compliance in all material respects with its obligations set forth in the Merger Agreement;

f.	that since the date of the Merger Agreement, there has not occurred and is continuing any change, circumstance event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect with respect to Midas;

g.	that the Merger Agreement has not been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, Purchaser or Parent may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Tender condition, which may only be waived with the prior written consent of Midas).

At the request of Parent, Midas shall deliver to Parent a certificate executed on behalf of Midas by the chief executive officer or chief financial officer of Midas certifying that none of the conditions set forth in clauses (d), (e) and (f) above shall have occurred and be continuing as of the Expiration Date.

If the Offer is terminated because one or more of the foregoing conditions has not been satisfied at the Expiration Date, all tendered Shares will be promptly returned to the tendering stockholder.

The foregoing conditions are in addition to, and not in limitation of, the rights and obligations of Parent and Purchaser to extend, terminate or modify the Offer as described in Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements.” The Purchaser may terminate the Offer only pursuant to the terms and conditions specified in this Offer to Purchase, and any termination of the Offer will be followed as promptly as practicable by public announcement thereof. Unless otherwise mutually agreed to by Purchaser and Midas, any Shares subject to notices of guaranteed delivery will be deemed not to be validly tendered for purposes of satisfying the Minimum Tender Condition unless and until the Shares underlying such notices of guaranteed delivery are delivered to or on behalf of Purchaser. Any reference in the conditions to the Offer or in the Merger Agreement to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is waived (to the extent waivable in accordance with its terms). The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right may be deemed an ongoing right that may be asserted in each case (other than the HSR Condition), as of the Expiration Date. Each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

16.	Adjustments to Prevent Dilution

In the event that, subject to Midas’ restrictions on taking certain actions without the consent of Parent (See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Covenants of Midas;

Conduct of Business of Midas”), between the date of the Merger Agreement and the Acceptance Time or the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price and/or the consideration payable in the Merger will be appropriately and proportionately adjusted.

17.	Certain Legal Matters; Regulatory Approvals.

General

Except as described in this Section 17, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 17, based on its examination of publicly available information filed by Midas with the SEC and other publicly available information concerning Midas, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Midas’ business that might be adversely affected by Purchaser’s acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated in this Offer to Purchase. However, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Midas’ business, or certain parts of Midas’ business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Conditions to the Offer.”

Litigation

Certain Litigation

On March 15, 2012, GSS 5-08 Trust, alleging itself to be a stockholder of Midas, filed a purported stockholder class action complaint in the Circuit Court of DuPage County, Illinois (the “GSS Complaint”), against all members of the Midas Board, Midas, Parent and Purchaser. The GSS Complaint alleges that the members of the Midas Board breached their fiduciary duties to Midas’ stockholders in connection with the sale of Midas and that Midas, Parent and Purchaser aided and abetted the breach of fiduciary duty. The suit seeks equitable relief, including an injunction against the Offer and the Merger and unspecified damages and also seeks the costs of the action, including reasonable attorneys’ fees and experts’ fees. Purchaser and Parent believe the allegations are without merit and intend to defend the action vigorously.

On March 20, 2012, Glenn Freedman, alleging himself to be a stockholder of Midas, filed a purported stockholder class action complaint in the Court of Chancery of the State of Delaware (the “Freedman Complant”) against all members of the Midas Board, Midas, Parent and Purchaser. The Freedman Complaint alleges that the members of the Midas Board breached their fiduciary duties to Midas’ stockholders by failing to take steps to maximize the value of Midas to its public stockholders, and alleges that Parent and Purchaser aided and abetted the breach of fiduciary duty. The suit seeks equitable relief, including an injunction against the Offer and the Merger and unspecified damages and also seeks the costs of the action, including reasonable attorneys’ fees and experts’ fees. Purchaser and Parent believe the allegations are without merit and intend to defend the action vigorously.

On March 20, 2012, Martha Ann Stegar, alleging herself to be a stockholder of Midas, filed a purported class action complaint in the Circuit Court of DuPage County, Illinois (the “Stegar Complaint”), against all members of the Midas Board, Midas, Parent and Purchaser. The Stegar Complaint alleges that the members of the Midas Board breached their fiduciary duties to Midas’ stockholders in connection with the sale of Midas and that Midas, Parent and Purchaser aided and abetted the breach of fiduciary duty. The suit seeks equitable relief, including an injunction against the Offer and the Merger, an accounting of all damages caused and unspecified damages and also seeks the costs of the action, including reasonable attorneys’ fees and experts’ fees. Purchaser and Parent believe the allegations are without merit and intend to defend the action vigorously.

State Takeover Statutes

A number of states (including Delaware, where Midas is incorporated) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

Section 203 of the DGCL restricts an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with certain Delaware corporations for a period of three years following the time such person became an interested stockholder. These restrictions will not be applicable to Purchaser and Parent because the Midas Board has unanimously approved the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, including for purposes of Section 203.

Purchaser is not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions to the Offer.”

Antitrust Compliance

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The initial waiting period for a cash tender offer is 15 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the parties decide to voluntarily withdraw and re-file to allow a second 15-day waiting period, or the reviewing agency issues a formal request for additional information and documentary material. The purchase of Shares pursuant to the Offer is subject to such requirements. The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or Midas. Private parties (including individual States of the United States) may also bring legal actions under the antitrust laws of the United States. We do not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result would be.

Each of Midas and Parent filed on March 21, 2012 a Premerger Notification and Report Form with the FTC and the Antitrust Division for review in connection with the Offer. The initial waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, on April 5, 2012.

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not then held by it. Purchaser believes that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because Purchaser was not, at the time the Merger Agreement was executed, and is not, an affiliate of Midas (for purposes of the Exchange Act); it is anticipated that the Merger will be effected within one year following the consummation of the Offer; and, in the Merger, stockholders will receive the same price per Share as the Offer Price.

Rule 13e-3 under the Exchange Act would otherwise require, among other things, that certain financial information concerning Midas and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders before the completion of a transaction.

Appraisal Rights

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares (that did not tender such Shares pursuant to the Offer) at the Effective Time who has neither voted in favor of the Merger nor consented to the Merger in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of such holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder (which shall be, unless the court in its discretion determines otherwise for good cause shown, compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Date and the date of payment of the judgment).

Any such judicial determination of the fair value of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount. For the avoidance of doubt, the parties to the Merger Agreement have agreed and acknowledged that, in any appraisal proceeding described in this Offer to Purchase and to the fullest extent permitted by applicable law, the fair value of Shares subject to the appraisal proceeding will be determined in accordance with Section 262 of the DGCL without regard to the Top-Up, any Shares issued through the exercise of the Top-Up or any cash or promissory note delivered by Purchaser to Midas in payment for such Shares issued through the exercise of the Top-Up.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights in accordance with Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law, which will be set forth in their entirety in the proxy statement or information statement disseminated in connection with the Merger, unless effected as a “short-form” merger, in which case they will be set forth in a notice of merger to be sent to stockholders. The foregoing discussion is not a complete statement of law pertaining to appraisal rights in accordance with Delaware law and is qualified in its entirety by reference to Delaware law.

You cannot exercise appraisal rights at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you sell your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

“Short-Form” Merger

Section 253 of the DGCL provides that, if a parent company owns at least 90% of the issued and outstanding shares of each class of a subsidiary’s stock entitled to vote to adopt a merger agreement, the parent company may merge that subsidiary with the parent company pursuant to the “short-form” merger procedures without prior notice to, or the approval or consent of, the other stockholders of the subsidiary. In order to consummate the merger pursuant to these provisions of the DGCL, Purchaser would have to own at least 90% of the issued and outstanding Shares. If Purchaser is able to consummate the Merger pursuant to these provisions of the DGCL, the consummation of the Merger would take place as soon as practicable after the Acceptance Time, without any notice to or approval or consent of the other holders of Shares. If Parent owns, by virtue of the Offer or otherwise, 90% or more of the Shares, Parent, Purchaser and Midas will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable in accordance with these short-form merger procedures set forth in Section 253 of the DGCL.

18.	Fees and Expenses.

We have retained the Depositary, the Information Agent and the Dealer-Manager in connection with the Offer. Each of the Depositary, the Information Agent and the Dealer-Manager will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

19.	Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer comply with the laws of such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws.

No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

Purchaser and Parent have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 is being filed with the SEC by Midas pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Midas Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. or may be accessed electronically on the SEC’s website at www.sec.gov in the manner described in Section 7 — “Certain Information Concerning Midas — Available Information” and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

ANNEX A

CERTAIN INFORMATION REGARDING THE DIRECTORS

AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

Parent. Set forth in the table below are the name, country of citizenship, current principal occupation and material positions held during the past five years of each of the directors and executive officers of Parent. The business address of each director and executive officer of Parent is 4300 TBC Way, Palm Beach Gardens, Florida, 33410.

During the past five years, none of Parent or, to the best of our knowledge, any of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Name: Lawrence C Day Citizenship: United States	Chairman, CEO TBC Corporation (Retail and Wholesale Tire Distributor) April 1998 — Present	April 1998

Name: Kenneth P. Dick Citizenship: United States	Vice Chairman TBC Corporation (Retail and Wholesale Tire Distributor) October 2008 — Present	October 2008

President, CEO TBC Corporation (Retail and Wholesale Tire Distributor) March 2007 — September 2008

Name: John Glen Gravatt Citizenship: United States	President, COO, TBC Purchasing Division TBC Corporation (Retail and Wholesale Tire Distributor) September 1984 — Present	Not applicable (executive)

Name: Martin Stephen Krcelic Citizenship: United States	Executive Vice President TBC Brands, Treadways TBC Corporation (Retail and Wholesale Tire Distributor) September 2000 — Present	Not applicable (executive)

Timothy J. Miller Citizenship: United States	Executive Vice President and CFO TBC Corporation (Retail and Wholesale Tire Distributor) October 2006 — Present	Not applicable (executive)

Executive Vice President and Treasurer Gearshift Merger Corp. (Retail and Wholesale Tire Distributor) March 2012 — Present

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

President/ COO TBC Shared Services, Inc. 823 Donald Ross Road Juno Beach, FL 33408-1605 (Car Repair and Service) November 2010 — Present

Name: Erik Ronald Olsen Citizenship: United States	Director, Executive Vice President TBC Corporation (Retail and Wholesale Tire Distributor) April 2008 — Present	April 2008

President & CEO, TBC Wholesale Group (Retail and Wholesale Tire Distributor) April 2008 — Present

President Carroll Tire Company 4282 Old Dixie Highway, Hapeville, GA 30354 (Wholesale Tire Distributor) June 2005 — April 2008

Name: Terry Leon Trantina Citizenship: United States	Senior Vice President, General Counsel, Secretary TBC Corporation (Retail and Wholesale Tire Distributor) April 2009 — Present	Not applicable (executive)

Partner Stern & Kilucullen, LLC 325 Columbia Turnpike Florham Park, NJ 07932 (Law Firm) June 2004 — April 2009

Name: Timothy E. Sander Citizenship: United States	Director, TBC Corporation (Retail and Wholesale Tire Distributor) November 2008 — Present	November 2008

Vice President, Legal Sumitomo Corporation of America 600 Third Avenue New York, NY 10016 (Integrated Trading Company) January 2008 — Present

Assistant Secretary, Sumitomo Corporation of America 600 Third Avenue New York, NY 10016 (Integrated Trading Company) November 2007 — Present

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Senior Corporate Counsel Sumitomo Corporation of America 600 Third Avenue New York, NY 10016 (Integrated Trading Company) January 2003 — December 2007

Name: Tetsu Eguchi Citizenship: Japan	Director, TBC Corporation (Retail and Wholesale Tire Distributor) November 2009 — Present	November 2009

Senior Vice President, Sumitomo Corporation of America 600 Third Avenue New York, NY 10016 (Integrated Trading Company) August 2009 — Present

Director,

Cantex, Inc.

301 Commerce Street, Suite 2700,

Fort Worth, TX 76102-4127

(National Manufacturer of Nonmetallic Electrical Conduit, Fittings, Accessories, Utility and Communications Duct and Residential Switch and Outlet Boxes)

November 2009 — Present

President, SCOA Capital LLC 600 Third Avenue, New York, NY 10016 (Private Equity Fund Investing) August 2009 — Present

Director, Sumisho Global Logistics (USA) Corporation 3333 New Hyde Park Road, Suite 406 New Hyde Park, NY 11042-1205 (Full-Service Transportation Company) April 2010 — Present

Director CFO, Sumifru Corp. 5th Floor, TN Koishikawa Building 1-15-17 Koishikawa, Bunkyo-ku, Tokyo, 112-0002 Japan (Import and Sales of Fresh Fruits and Vegetables) April 2004 — June 2008

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Director CFO,

Sumifru Philippines Corp.

Km 20, Baranggay Buhisan, Tibungco, Davao, City, 8000 Philippines

(Sourcing, Production, Shipment, Distribution, and Marketing of Fresh Fruits)

April 2004 — June 2008

Director CEO, Sumifru China 1003 New China Insurance Bldg. Min Tian Road Fu Tian District ShenZhen, China (Export and Sales of Fresh Fruits and Vegetables) April 2005 — June 2008

Director CEO, Sumifru Korea 414 Air City Terminal, 159-6 Samsung-dong, Kangnam-gu, Seoul Korea 135-728 (Export and Sales of Fresh Fruits and Vegetables) April 2005 — June 2008

Director, Presidio Ventures, Inc. 3979 Freedom Circle, Suite 340 Santa Clara, CA 95054 (Early Stage Investing in United States High Technology Companies) June 2010 — Present

Director, Oxford Finance Inc. 133 N. Fairfax Street Alexandria, VA 22314 (Lending to Life Science and Healthcare Service Companies) September 2009 — April 2011

Director, Oxford Holdco LLC 133 N. Fairfax Street Alexandria, VA 22314 (Lending to Life Science and Healthcare Service Companies) April 2011 — Present

Name: Hideki Yano Citizenship: Japan	Director, TBC Corporation (Retail and Wholesale Tire Distributor) May 2010 — Present	May 2010

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Senior Vice President, Sumitomo Corporation of America 600 Third Avenue New York, NY 10016 (Integrated Trading Company) April 2010 — Present

President, 123 Mission LLC 600 Third Avenue, New York, NY 10016 (Investment in San Francisco, CA Office Building) May 2010 — Present

President, 1750 K Street LLC 600 Third Avenue, New York, NY 10016 (Investment in Washington DC Office Building) May 2011 — Present

Director, 201 Biscayne LLC 600 Third Avenue, New York, NY 10016 (Investment in Miami, FL Office Building) May 2011 — Present

President, 201 Biscayne LLC 600 Third Avenue, New York, NY 10016 (Investment in Miami, FL Office Building) May 2010 — Present

Director and President, Atlantic Hills Corporation 1105 Lakewood Parkway, Suite 155, Alpharetta, GA 30009 (Investment in Residential Real Estate) May 2010 — Present

President, HF Lakeside II LLC 600 Third Avenue, New York, NY 10016 (Previously Held investment in Tempe, Arizona Office Building. Sold in February 2012) May 2010 — Present

Director and President, SCOA Miami Center LLC 600 Third Avenue, New York, NY 10016 (Investment in Miami, FL Office Building) May 2010 — Present

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

President, SCOA Residential LLC 600 Third Avenue, New York, NY 10016 (Investment in Residential Real Estate) May 2010 — Present

Representative Director and President, Sumisho Realty Management Co., Ltd. 1-8-12, Harumi, Chuo-ku, Tokyo 104-6230 Japan (Asset Management Business) September 2007 — February 2008

Name: Masato Sugimori Citizenship: Japan	Director TBC Corporation (Retail and Wholesale Tire Distributor) April 2008 — Present	April 2008

Director, Chief Financial Officer, Executive Vice President Sumitomo Corporation of America 600 Third Avenue New York, NY 10016 (Integrated Trading Company) April 10, 2009 — Present

Director

Cantex, Inc.

301 Commerce Street, Suite 2700,

Fort Worth, TX 76102-4127

(National Manufacturer of Nonmetallic Electrical Conduit, Fittings, Accessories, Utility and Communications Duct and Residential Switch and Outlet Boxes)

May 2008 — Present

Director Sumitomo Canada Limited First Canadian Centre, Suite 2400, 350 7th Avenue SW, Calgary, Alberta, Canada T2P 3N9 (Integrated Trading Company) June 2009 — Present

Director Sumitomo Corporation of America Foundation 600 Third Avenue, New York, NY 10016 (Private Non-Operating Charitable Foundation) March 2010 — Present

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

President Sumitomo Corporation of America Foundation 600 Third Avenue, New York, NY 10016 (Private Non-Operating Charitable Foundation) September 2010 — Present

Director The Hartz Mountain Corporation 400 Plaza Drive, Secaucus, NJ 07094-3688 (Pet Supplies Company) April 2008 — Present

Corporate Officer, General Manager, Planning & Administration Department, Infrastructure Business Unit Sumitomo Corporation (Integrated Trading Company) April 2007 — March 2008

Name: Shinichi Sasaki Citizenship: Japan

Director,

TBC Corporation

(Retail and Wholesale Tire Distributor)

May 2010 — Present

Director, Senior Managing Executive Officer, General Manager, General Products & Real Estate Business Unit

Sumitomo Corporation

(Integrated Trading Company)

June 2011 — Present

May 2010

Senior Managing Executive Officer, General Manager, General Products & Real Estate Business Unit Sumitomo Corporation (Integrated Trading Company) April 2011 — June 2011

Managing Executive Officer, Assistant General Manager, General Products & Real Estate Business Unit, General Manager, Materials & Supplies Division

Sumitomo Corporation

(Integrated Trading Company)

April 2010 — March 2011

Managing Executive Officer, General Manager for Europe, CEO Sumitomo Corporation Europe Group Sumitomo Corporation (Integrated Trading Company) April 2008 — March 2010

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Executive Officer, Deputy General Manager for China, Sumitomo Corporation (Integrated Trading Company) April 2006 — March 2008

Chairman & CEO

Sumitomo Corporation (Shanghai) Ltd.

10F, Shanghai World Financial Center, 100 Century Avenue, Pudong New Area, Shanghai, 200120, China

(Integrated Trading Company)

April 2006 — March 2008

Name: Hiroshi Tomishima Citizenship: Japan	Director, TBC Corporation (Retail and Wholesale Tire Distributor) April 2011 — Present	April 2011

Corporate Officer, General Manager of Materials and Supplies Division Sumitomo Corporation (Integrated Trading Company) April 2011 — Present

General Manager of Wood Resources Department Sumitomo Corporation (Integrated Trading Company) October 2007 — March 2011

General Manager of Lumber and Building Materials Department Sumitomo Corporation April 2004 — September 2007

Name: Masato Ueno Citizenship: Japan	Director, TBC Corporation (Retail and Wholesale Tire Distributor) October 2007 — Present	October 2007

General Manager of Tire Department Sumitomo Corporation (Integrated Trading Company) October 2007 — Present

Assistant to General Manager of Planning and Administration Department, General Products and Real Estate Business Unit Sumitomo Corporation (Integrated Trading Company) August 2003 — September 2007

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

General Manager of Lumber and Building Materials Department Sumitomo Corporation April 2004 — September 2007

Purchaser. Set forth in the table below are the name, country of citizenship, current principal occupation and material positions held during the past five years of each of the directors and executive officers of Purchaser. The business address of each director and executive officer of Purchaser is c/o TBC Corporation, 4300 TBC Way, Palm Beach Gardens, Florida, 33410.

During the past five years, none of Purchaser or, to the best of our knowledge, any of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Orland Wolford Citizenship: United States	Director, President and Chief Executive Officer Gearshift Merger Corp. (Retail and Wholesale Tire Distributor) March 2012 — Present	March 2012

President, CEO TBC Retail Group, Inc. 823 Donald Ross Road Juno Beach, FL 33408 (Tire and Automotive Service Retailer) June 2000 — Present

Timothy J. Miller Citizenship: United States	Executive Vice President and Treasurer Gearshift Merger Corp. (Retail and Wholesale Tire Distributor) March 2012 — Present	Not applicable (executive)

Executive Vice President and CFO TBC Corporation (Retail and Wholesale Tire Distributor) October 2006 — Present

President/ COO TBC Shared Services, Inc. 823 Donald Ross Road Juno Beach, FL 33408-1605 (Car Repair and Service) November 2010 — Present

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Name: Brian Allan Maciak Citizenship: United States	Vice President and Secretary Gearshift Merger Corp. (Retail and Wholesale Tire Distributor) March 2012 — Present	Not applicable (executive)

Vice President, General Counsel TBC Retail Group, Inc. 823 Donald Ross Road Juno Beach, FL 33408 (Tire and Automotive Service Retailer) April 2009 — Present

Vice President, General Counsel Pinnacle, An American Management Services Company 5055 Keller Springs, Ste 300 Addison, TX 75001 (Real Estate Management) August 2008 — April 2009

Vice President, Assistant General Counsel Michaels Stores, Inc. 8000 Bent Branch Drive Irving, TX 75063 (Arts and craft specialty retailer) March 2005 — August 2008

ANNEX B

INFORMATION CONCERNING CONTROLLING PERSONS OF PURCHASER

The following tables set forth the name, business address, place of organization, and other disclosures for Summit Global Management of America, Inc., Sumitomo Corporation of America, Inc. and Sumitomo Corporation.

Summit Global Management of America, Inc. holds approximately 40% of the capital stock of Parent. Sumitomo Corporation of America holds approximately 60% of the capital stock of Parent. Sumitomo Corporation of America is a wholly owned subsidiary of Summit Global Management of America, Inc. Summit Global Management of America, Inc. is a wholly owned subsidiary of Sumitomo Corporation, a corporation organized under the laws of Japan.

During the past five years, to the best of our knowledge, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Summit Global Management of America, Inc.
Business Address:	600 Third Avenue New York, NY 10016
Principal Business:	600 Third Avenue New York, NY 10016
Place of Organization	Delaware

Sumitomo Corporation of America
Business Address:	600 Third Avenue New York, NY 10016
Principal Business:	600 Third Avenue New York, NY 10016
Place of Organization	New York

Sumitomo Corporation
Business Address:	Harumi Triton Square Office Tower Y, 1-8-11 Harumi, Chuo-ku, Tokyo, 104-8610, Japan
Principal Business:	Harumi Triton Square Office Tower Y, 1-8-11 Harumi, Chuo-ku, Tokyo, 104-8610, Japan
Place of Organization	Japan

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Name: Motoyuki Oka Citizenship: Japan	Chairman of the Board of Directors Sumitomo Corporation (Integrated Trading Company) June 2007 — Present	June 1994

President and CEO Sumitomo Corporation (Integrated Trading Company) June 2001 — May 2007

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Name: Susumu Kato Citizenship: Japan	President and CEO Sumitomo Corporation (Integrated Trading Company) June 2007 — Present	June 2000

Executive Vice President Sumitomo Corporation (Integrated Trading Company) April 2007 — May 2007

Senior Managing Executive Officer Sumitomo Corporation (Integrated Trading Company) June 2005 — March 2007

Name: Kazuo Ohmori Citizenship: Japan	Director, Executive Vice President, General Manager, Transportation & Construction Systems Business Unit, Sumitomo Corporation (Integrated Trading Company) April 2009 — Present	June 2006

Director, Senior Managing Executive Officer, General Manager, Transportation & Construction Systems Business Unit Sumitomo Corporation (Integrated Trading Company) April 2007 — March 2009

Director, Managing Executive Officer, General Manager, Transportation & Construction Systems Business Unit Sumitomo Corporation (Integrated Trading Company) June 2006 — March 2007

Name: Shunichi Arai Citizenship: Japan	Director, Executive Vice President, General Manager, Metal Products Business Unit Sumitomo Corporation (Integrated Trading Company) April 2011 — Present	June 2008

Director, Senior Managing Executive Officer, General Manager, Metal Products Business Unit Sumitomo Corporation (Integrated Trading Company) June 2008 — March 2011

Senior Managing Executive Officer, General Manager, Metal Products Business Unit Sumitomo Corporation (Integrated Trading Company) April 2008 — June 2008

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Managing Executive Officer, Assistant General Manager, Metal Product Business Unit General Manager, Metal Products Planning & Administration Dept.

Sumitomo Corporation

(Integrated Trading Company)

April 2007 — March 2008

Managing Executive Officer, General Manager, Kansai Regional Business Unit Sumitomo Corporation (Integrated Trading Company) April 2005 — March 2007

Name: Takahiro Moriyama Citizenship: Japan	Director, Executive Vice President, General Manager, Infrastructure Business Unit Sumitomo Corporation (Integrated Trading Company) April 2011 — Present	June 2007

Director, Senior Managing Executive Officer, General Manager, Infrastructure Business Unit Sumitomo Corporation (Integrated Trading Company) April 2009 — March 2011

Director, Managing Executive Officer, General Manager, Infrastructure Business Unit Sumitomo Corporation (Integrated Trading Company) June 2007 — March 2009

Managing Executive Officer, General Manager, Infrastructure Business Unit Sumitomo Corporation (Integrated Trading Company) April 2007 — June 2007

Executive Officer, General Manager, Power & Energy Project Division Sumitomo Corporation (Integrated Trading Company) April 2004 — March 2007

Name: Toyosaku Hamada Citizenship: Japan	Director, Senior Managing Executive Officer, Chief Financial Officer, General Manager, Financial Resources Management Group Sumitomo Corporation (Integrated Trading Company) June 2009 — Present	June 2009

Senior Managing Executive Officer, Chief Financial Officer, General Manager, Financial Resource Management Group Sumitomo Corporation (Integrated Trading Company) April 2009 — June 2009

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Managing Executive Officer, General Manager, Financial Resources Management Group Sumitomo Corporation (Integrated Trading Company) April 2006 — March 2009

Name: Kuniharu Nakamura Citizenship: Japan	Director, Senior Managing Executive Officer, General Manager, Mineral Resources, Energy, Chemical & Electronics Business Unit. Sumitomo Corporation (Integrated Trading Company) June 2009 — Present	June 2009

Senior Managing Executive Officer, General Manager, Mineral Resources, Energy, Chemical & Electronics Business Unit. Sumitomo Corporation (Integrated Trading Company) April 2009 — June 2009

Managing Executive Officer, General Manager, Corporate Planning & Coordination Group Sumitomo Corporation (Integrated Trading Company) April 2008 — March 2009

Managing Executive Officer, General Manager, Corporate Planning & Coordination Dept. Sumitomo Corporation (Integrated Trading Company) April 2007 — March 2008

Executive Officer, General Manager, Corporate Planning & Coordination Dept. Sumitomo Corporation (Integrated Trading Company) April 2005 — March 2007

Name: Shinichi Sasaki Citizenship: Japan	Director, Senior Managing Executive Officer, General Manager, General Products & Real Estate Business Unit Sumitomo Corporation (Integrated Trading Company) June 2011 — Present	June 2011

Senior Managing Executive Officer, General Manager, General Products & Real Estate Business Unit Sumitomo Corporation (Integrated Trading Company) April 2011 — June 2011

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Managing Executive Officer, Assistant General Manager, General Products & Real Estate Business Unit, General Manager, Materials & Supplies Division

Sumitomo Corporation

(Integrated Trading Company)

April 2010 — March 2011

Managing Executive Officer, General Manager for Europe, CEO Sumitomo Corporation Europe Group Sumitomo Corporation (Integrated Trading Company) April 2008 — March 2010

Executive Officer, Deputy General Manager for China, Sumitomo Corporation (Integrated Trading Company) April 2006 — March 2008

Chairman & CEO

Sumitomo Corporation (Shanghai) Ltd.

10F, Shanghai World Financial Center, 100 Century Avenue, Pudong New Area, Shanghai, 200120, China

(Integrated Trading Company)

April 2006 — March 2008

Director, TBC Corporation (Retail and Wholesale Tire Distributor) May 2010 — Present

Name: Takuro Kawahara Citizenship: Japan	Director, Senior Managing Executive Officer, General Manager, Human Resources, General Affairs & Legal Group Sumitomo Corporation (Integrated Trading Company) April 2011 — Present	June 2009

Director, Managing Executive Officer, General Manager, Human Resources, General Affairs & Legal Group Sumitomo Corporation (Integrated Trading Company) June 2009 — March 2011

Managing Executive Officer, General Manager, Human Resources, General Affairs & Legal Group Sumitomo Corporation (Integrated Trading Company) April 2008 — June 2009

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Executive Officer Responsible for Internal Auditing Dept., Assistant General Manager, Corporate Planning & Coordination Office (Legal)

Sumitomo Corporation

(Integrated Trading Company)

April 2006 — March 2008

Name: Yoshio Osawa Citizenship: Japan	Director, Senior Managing Executive Officer, General Manager, Media, Network & Lifestyle Retail Business Unit Sumitomo Corporation (Integrated Trading Company) April 2011 — Present	June 2008

Director, Managing Executive Officer, General Manager, Media, Network & Lifestyle Retail Business Unit Sumitomo Corporation (Integrated Trading Company) June 2008 — March 2011

Managing Executive Officer, General Manager, Media, Network & Lifestyle Retail Business Unit Sumitomo Corporation (Integrated Trading Company) April 2008 — June 2008

Executive Officer, General Manager, Network Div. General Manager, Media Div. Sumitomo Corporation (Integrated Trading Company) April 2005 — March 2008

Name: Yasuyuki Abe Citizenship: Japan

Director, Senior Managing Executive Officer, General Manager, New Industry Development & Cross function Business Unit, General Manager, Financial Service Division

Sumitomo Corporation

(Integrated Trading Company)

April 2011 — Present

June 2009

Director, Managing Executive Officer, General Manager, New Industry Development & Cross-function Business Unit Sumitomo Corporation (Integrated Trading Company) April 2010 — March 2011

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Director, Managing Executive Officer, General Manager, Financial & Logistics Business Unit Sumitomo Corporation (Integrated Trading Company) June 2009 — March 2010

President & CEO Sumitomo Computer Systems Corporation Harumi Triton Square Office Tower Z, 1-8-12, Harumi, Chuo-ku, Tokyo, Japan (Information Technology Service Company) April 2005 — June 2009

Name: Masayuki Doi Citizenship: Japan

Director, Managing Executive Officer, General Manager, Corporate Planning & Coordination Group, General Manager, Corporate Planning & Coordination Dept.

Sumitomo Corporation

(Integrated Trading Company)

June 2011 — Present

June 2011

Managing Executive Officer, General Manager, Corporate Planning& Coordination Group, General Manager, Corporate Planning & Coordination Dept.

Sumitomo Corporation

(Integrated Trading Company)

April 2011 — Present

Managing Executive Officer, General Manager, Corporate Planning & Coordination Dept. Sumitomo Corporation (Integrated Trading Company) April 2010 — March 2011

Executive Officer Sumitomo Corporation (Integrated Trading Company) April 2007 — March 2010

President Director PT. Sumitomo Indonesia Jakarta Head Office P.O. Box 6902/KBY/SUMMITMAS I Jakarta 12190, Indonesia (Integrated Trading Company) April 2006 — March 2010

Name: Kenji Kajiwara Citizenship: Japan	Senior Managing Executive Officer, General Manager for China Sumitomo Corporation (Integrated Trading Company) April 2009 — Present	Not applicable (executive)

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

CEO of Sumitomo Corporation China Group, General Manager of Beijing Office,

President

Sumitomo Corporation (China) Holding Ltd.

23rd Floor, China World Tower, No.1 Jian guo men wai Avenue, Beijing 100004, China

(Integrated Trading Company)

April 2009 — Present

Managing Executive Officer, General Manager of Chubu Regional Business Unit Sumitomo Corporation (Integrated Trading Company) April 2006 — March 2009

Name: Kazuhisa Togashi Citizenship: Japan	Senior Managing Executive Officer Sumitomo Corporation (Integrated Trading Company) April 2011 — Present	Not applicable (executive)

Managing Executive Officer Sumitomo Corporation (Integrated Trading Company) April 2009 — March 2011

Executive Officer Sumitomo Corporation (Integrated Trading Company) April 2006 — March 2009

Name: Kazuhiro Takeuchi Citizenship: Japan	Senior Managing Executive Officer, General Manager for Asia Sumitomo Corporation (Integrated Trading Company) April 2011 — Present	Not applicable (executive)

Chairman & CEO Sumitomo Corporation Asia Pte.Ltd. 60 Anson Road #05-01 Mapletree Anson Singapore 079914 (Integrated Trading Company) April 2011 — Present

Managing Executive Officer, Deputy General Manager for Asia Sumitomo Corporation (Integrated Trading Company) April 2010 — March 2011

Executive Vice President Sumitomo Corporation Asia Pte.Ltd. 60 Anson Road #05-01 Mapletree Anson Singapore 079914 (Integrated Trading Company) April 2010 — March 2011

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Managing Executive Officer, General Manager, Corporate Planning & Coordination Dept. Sumitomo Corporation (Integrated Trading Company) April 2009 — March 2010

Executive Officer, General Manager, Corporate Planning & Coordination Dept. Sumitomo Corporation (Integrated Trading Company) April 2008 — March 2009

Executive Officer, General Manager of the Financial Service Division Sumitomo Corporation (Integrated Trading Company) April 2006 — March 2008

Name: Naoki Hidaka Citizenship: Japan	Managing Executive Officer, General Manager, Kansai Regional Business Unit Sumitomo Corporation (Integrated Trading Company) April 2011 — Present	Not applicable (executive)

Managing Executive Officer, General Manager, Chubu Regional Business Unit Sumitomo Corporation (Integrated Trading Company) April 2009 — March 2011

Executive Officer Sumitomo Corporation (Integrated Trading Company) April 2007 — March 2009

General Manager, Metal Products for Automotive Industries Division Sumitomo Corporation (Integrated Trading Company) April 2005 — March 2009

Name: Toru Furihata Citizenship: Japan

Managing Executive Officer, Assistant General Manager, Mineral Resources, Energy, Chemical & Electronics Business Unit, General Manager, Mineral Resources Division No. 2

Sumitomo Corporation

(Integrated Trading Company)

April 2010 — Present

Not applicable (executive)

Executive Officer, General Manager, Mineral Resources Division No. 2 Sumitomo Corporation (Integrated Trading Company) April 2007 — March 2010

Corporate Officer, General Manager, Mineral Resources Division No. 2 Sumitomo Corporation (Integrated Trading Company) April 2005 — March 2007

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Name: Hiroyuki Inohara Citizenship: Japan	Managing Executive Officer, General Manager, Finance Department, Assistant General Manager, Financial Resources Management Group Sumitomo Corporation (Integrated Trading Company) April 2010 — Present	Not applicable (executive)

Executive Officer, General Manager, Finance Department, Assistant General Manager, Financial Resources Management Group Sumitomo Corporation (Integrated Trading Company) April 2008 — March 2010

Corporate Officer, Assistant General Manager, Financial Resources Management Group

Sumitomo Mitsui Finance and Leasing Co., Ltd.

9-1, Nishishimbashi 3-chome, Minato-ku,

Tokyo 105-8464, Japan

(Leasing Company)

October 2007 — March 2008

Corporate Officer, Assistant General Manager, Financial Resources Management Group

Sumitomo Corporation’s Leasing, Ltd.

1-1, Hitotsubashi 2-chome, Chiyoda-ku,

Tokyo 101-0003 , Japan

(Leasing Company)

July 2006 — September 2007

Name: Masaru Nakamura Citizenship: Japan	Managing Executive Officer, General Manager for Europe Sumitomo Corporation (Integrated Trading Company) April 2010 — Present	Not applicable (executive)

CEO of Sumitomo Corporation Europe Group, Managing Director,

Sumitomo Corporation Europe Holding Limited

Vintners’ Place, 68 Upper Thames Street, London EC4V 3BJ, England

(Integrated Trading Holding Company)

April 2010 — Present

Chairman and Managing Director Sumitomo Corporation Europe Limited Vintners’ Place, 68 Upper Thames Street, London EC4V 3BJ, England (Integrated Trading Company) April 2010 — Present

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Executive Officer, General Manager of Tubular Products Division Sumitomo Corporation (Integrated Trading Company) April 2008 — March 2010

Corporate Officer, General Manager of Tubular Products Division Sumitomo Corporation (Integrated Trading Company) April 2006 — March 2008

Name: Makoto Nakamura Citizenship: Japan	Managing Executive Officer, General Manager, Internal Auditing Department Sumitomo Corporation (Integrated Trading Company) April 2011 — Present	Not applicable (executive)

Executive Officer, General Manager, Internal Auditing Department Sumitomo Corporation (Integrated Trading Company) April 2010 — March 2011

Executive Officer, General Manager, Planning & Administration Department, Media, Network & Lifestyle Retail Business Unit Sumitomo Corporation (Integrated Trading Company) April 2008 — March 2010

Executive Officer, General Manager, Finance Department, Assistant General Manager, Financial Resources Management Group Sumitomo Corporation (Integrated Trading Company) April 2007 — March 2008

Corporate Officer, General Manager, Finance Department Sumitomo Corporation (Integrated Trading Company) April 2006 — March 2007

Name: Kohei Hirao Citizenship: Japan	Managing Executive Officer, General Manager, Telecommunication, Environment & Industrial Infrastructure Business Division Sumitomo Corporation (Integrated Trading Company) April 2011 — Present	Not applicable (executive)

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Executive Officer, General Manager, Telecommunication, Environment & Industrial Infrastructure Business Division Sumitomo Corporation (Integrated Trading Company) April 2010 — March 2011

Executive Officer, General Manager, Power & Social Infrastructure Business Division Sumitomo Corporation (Integrated Trading Company) April 2008 — March 2010

Corporate Officer, General Manager, Power & Social Infrastructure Business Division Sumitomo Corporation (Integrated Trading Company) April 2007 — March 2008

Corporate Officer, Deputy General Manager, Power & Energy Project Division Sumitomo Corporation (Integrated Trading Company) March 2007 — April 2007

Name: Michihiko Kanegae Citizenship: Japan	Managing Executive Officer, General Manager, Global Power Infrastructure Business Division Sumitomo Corporation (Integrated Trading Company) April 2011 — Present	Not applicable (executive)

Executive Officer, General Manager, Power & Social Infrastructure Business Division Sumitomo Corporation (Integrated Trading Company) April 2010 — March 2011

Executive Officer, General Manager, Telecommunication, Environment & Industrial Infrastructure Business Division Sumitomo Corporation (Integrated Trading Company) April 2009 — March 2010

Corporate Officer, Deputy General Manager, Power & Social Infrastructure Business Division Sumitomo Corporation (Integrated Trading Company) April 2007 — March 2009

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Corporate Officer, Deputy General Manager, Power & Energy Project Division Sumitomo Corporation (Integrated Trading Company) April 2006 — March 2009

Name: Kiyomi Machida Citizenship: Japan	Managing Executive Officer, General Manager, Chubu Regional Business Unit Sumitomo Corporation (Integrated Trading Company) April 2011 — Present	Not applicable (executive)

Executive Officer, General Manager, Automotive Division No. 2 Sumitomo Corporation (Integrated Trading Company) April 2009 — March 2011

Corporate Officer, General Manager, Automotive Division No. 2 Sumitomo Corporation (Integrated Trading Company) April 2006 — March 2009

Name: Hideki Iwasawa Citizenship: Japan

Managing Executive Officer, Assistant General Manager, Financial Resources Management Group, General Manager, Corporate Risk Management Department

Sumitomo Corporation

(Integrated Trading Company)

April 2011 — Present

Not applicable (executive)

Executive Officer, General Manager, Corporate Risk Management Department, Assistant General Manager, Financial Resources Management Group

Sumitomo Corporation

(Integrated Trading Company)

April 2009 — March 2011

Corporate Officer, General Manager, Corporate Risk Management Department, Assistant General Manager, Financial Resources Management Group

Sumitomo Corporation

(Integrated Trading Company)

April 2008 — March 2009

Corporate Officer, General Manager, Corporate Risk Management Department Sumitomo Corporation (Integrated Trading Company) April 2006 — March 2008

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Name: Akira Takeuchi Citizenship: Japan	Executive Officer, General Manager, Mineral Resources Division No. 1 Sumitomo Corporation (Integrated Trading Company) April 2010 — Present	Not applicable (executive)

Corporate Officer, General Manager, Mineral Resources Division No. 1 Sumitomo Corporation (Integrated Trading Company) April 2008 — March 2010

Corporate Officer, Deputy General Manager, Mineral Resources Division No. 1 Sumitomo Corporation (Integrated Trading Company) April 2006 — March 2008

Name: Nobuhiko Yuki Citizenship: Japan	Executive Officer, General Manager, Life Science Division Sumitomo Corporation (Integrated Trading Company) April 2010 — Present	Not applicable (executive)

Corporate Officer, General Manager, Life Science Division Sumitomo Corporation (Integrated Trading Company) April 2007 — March 2010

Deputy General Manager, Life Science Division Sumitomo Corporation (Integrated Trading Company) July 2006 — March 2007

Name: Kiyoshi Ogawa Citizenship: Japan	Executive Officer, General Manager, Legal Department Sumitomo Corporation (Integrated Trading Company) April 2010 — Present	Not applicable (executive)

Corporate Officer, General Manager, Legal Department Sumitomo Corporation (Integrated Trading Company) April 2007 — March 2010

General Manager, Legal Department Sumitomo Corporation (Integrated Trading Company) April 2006 — March 2007

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Name: Hiroaki Mizobuchi Citizenship: Japan	Executive Officer, General Manager, New Business Department & Promotion Division Sumitomo Corporation (Integrated Trading Company) April 2010 — Present	Not applicable (executive)

Corporate Officer, Deputy General Manager, Telecommunication, Environment & Industrial Infrastructure Business Division, General Manager, Power Energy Solution Business Department

Sumitomo Corporation

(Integrated Trading Company)

April 2007 — March 2010

General Manager, Domestic Power Business Department Sumitomo Corporation (Integrated Trading Company) April 2005 — March 2007

Name: Masao Sekiguchi Citizenship: Japan	Executive Officer, General Manager, Non-Ferrous Products & Metals Division Sumitomo Corporation (Integrated Trading Company) April 2010 — Present	Not applicable (executive)

Corporate Officer, General Manager, Metal Products Planning & Administration Department Sumitomo Corporation (Integrated Trading Company) April 2008 — March 2010

Deputy General Manager, Iron & Steel Division, General Manager, Stainless Steel Products Department Sumitomo Corporation (Integrated Trading Company) April 2007 — March 2008

General Manager, Stainless Steel, Wire Rod & Specialty Steel Department Sumitomo Corporation (Integrated Trading Company) July 2006 — March 2007

Name: Yutaka Sekine Citizenship: Japan	Executive Officer, General Manager, Planning & Administration Department, Transportation & Construction Systems Business Unit Sumitomo Corporation (Integrated Trading Company) April 2010 — Present	Not applicable (executive)

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Corporate Officer, General Manager, Planning & Administration Department, Transportation & Construction Systems Business Unit Sumitomo Corporation (Integrated Trading Company) April 2009 — March 2010

Deputy General Manager, Planning & Administration Department, Transportation & Construction Systems Business Unit Sumitomo Corporation (Integrated Trading Company) February 2008 — March 2009

Senior Vice President, General Manager, Machinery, Power & Electronics Sumitomo Corporation of America (Integrated Trading Company) April 2007 — January 2008

General Manager, Construction Equipment Department, No. 3 Sumitomo Corporation (Integrated Trading Company) April 2004 — March 2007

Name: Masahiro Fujita Citizenship: Japan	Executive Officer, Assistant General Manager, Corporate Planning & Coordination Group Sumitomo Corporation (Integrated Trading Company) November 2010 — Present	Not applicable (executive)

Name: Yoshihiro Fujiura Citizenship: Japan

Executive Officer, Assistant General Manager for China, General Manager, Transportation & Construction Systems, Infrastructure Business Unit of Sumitomo Corporation China Group

Sumitomo Corporation

(Integrated Trading Company)

April 2011 — Present

Not applicable (executive)

President Sumitomo Corporation (Hong Kong) Limited 23rd Floor, United Centre, No. 95, Queensway, Hong Kong, G.P.O. Box 3619 (Integrated Trading Company) April 2009 — Present

Corporate Officer, Assistant General Manager for China, General Manager, Transportation & Construction Systems, Infrastructure Business Unit of Sumitomo Corporation China Group

Sumitomo Corporation

(Integrated Trading Company)

April 2009 — March 2011

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Corporate Officer, General Manager of Ship, Aerospace & Transportation Systems Division Sumitomo Corporation (Integrated Trading Company) April 2007 — March 2009

Name: Akira Satake Citizenship: Japan

Executive Officer, General Manager, Planning & Administration Department, Mineral Resources, Energy, Chemical & Electronics Business Unit

Sumitomo Corporation

(Integrated Trading Company)

April 2011 — Present

Not applicable (executive)

Corporate Officer, General Manager, Planning & Administration Department, Mineral Resources, Energy, Chemical & Electronics Business Unit

Sumitomo Corporation

(Integrated Trading Company)

April 2009 — March 2011

Corporate Officer, Chief Financial Officer Sumitomo Corporation Europe Ltd. Vintners’ Place, 68 Upper Thames Street London EC4V 3BJ U.K. (Integrated Trading Company) April 2007 — March 2009

Chief Financial Officer Sumitomo Corporation Europe Ltd. Vintners’ Place, 68 Upper Thames Street London EC4V 3BJ U.K. (Integrated Trading Company) May 2005 — March 2007

Name: Toshifumi Shibuya Citizenship: Japan	Executive Officer, General Manager, Planning & Administration Department, Media, Network & Lifestyle Retail Business Unit Sumitomo Corporation (Integrated Trading Company) April 2011 — Present	Not applicable (executive)

Corporate Officer, General Manager, Planning & Administration Department, Media, Network & Lifestyle Retail Business Unit Sumitomo Corporation (Integrated Trading Company) April 2010 — March 2011

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Corporate Officer, Chief Administrative Officer Sumitomo Corporation of America (Integrated Trading Company) June 2009 — March 2010

Corporate Officer, General Manager, Legal Department Sumitomo Corporation of America (Integrated Trading Company) April 2009 — May 2009

General Manager, Legal Department Sumitomo Corporation of America (Integrated Trading Company) January 2004 — March 2009

Name: Hiroshi Tomishima Citizenship: Japan	Corporate Officer, General Manager of Materials and Supplies Division Sumitomo Corporation (Integrated Trading Company) April 2011 — Present	Not applicable (executive)

Director, TBC Corporation (Retail and Wholesale Tire Distributor) April 2011 — Present

General Manager of Wood Resources Department Sumitomo Corporation (Integrated Trading Company) October 2007 — March 2011

General Manager of Lumber and Building Materials Department Sumitomo Corporation (Integrated Trading Company) April 2004 — September 2007

Name: Masato Ueno Citizenship: Japan	General Manager of Tire Department Sumitomo Corporation (Integrated Trading Company) October 2007 — Present	Not applicable (executive)

Director, TBC Corporation (Retail and Wholesale Tire Distributor) October 2007 — Present

Assistant to General Manager of Planning and Administration Department, General Products and Real Estate Business Unit Sumitomo Corporation (Integrated Trading Company) August 2003 — September 2007

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

General Manager of Lumber and Building Materials Department Sumitomo Corporation (Integrated Trading Company) April 2004 — September 2007

Name: Takashi Kano Citizenship: Japan	President and CEO Sumitomo Corporation of America (Integrated Trading Company) May 2011 — Present	May 2011

Senior Managing Executive Officer, General Manager for the Americas Sumitomo Corporation (Integrated Trading Company) May 2011 — Present

Senior Managing Executive Officer, General Manager, Corporate Planning & Coordination Group Sumitomo Corporation (Integrated Trading Company) April 2009 — May 2011

Managing Executive Officer, General Manager, General Products & Real Estate Business Unit Sumitomo Corporation (Integrated Trading Company) June 2007 — April 2009

Corporate Officer, General Manager, Construction & Real Estate Business Division Sumitomo Corporation (Integrated Trading Company) April 2003 — June 2007

Name: Masato Sugimori Citizenship: Japan	Director, Chief Financial Officer, Executive Vice President Sumitomo Corporation of America (Integrated Trading Company) April 10, 2009 — Present	April 2009

Executive Officer, Assistant General Manager for the Americas Sumitomo Corporation (Integrated Trading Company) April 2010 — Present

Corporate Officer Sumitomo Corporation (Integrated Trading Company) April 2007 — March 2010

Director TBC Corporation (Retail and Wholesale Tire Distributor) April 2008 — Present

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Director

Cantex, Inc.

301 Commerce Street, Suite 2700,

Fort Worth, TX 76102-4127

(National Manufacturer of Nonmetallic Electrical Conduit, Fittings, Accessories, Utility and Communications Duct and Residential Switch and Outlet Boxes)

May 2008 — Present

Director Sumitomo Canada Limited First Canadian Centre, Suite 2400, 350 7th Avenue SW, Calgary, Alberta, Canada T2P 3N9 (Integrated Trading Company) June 2009 — Present

Director Sumitomo Corporation of America Foundation 600 Third Avenue, New York, NY 10016 (Private Non-Operating Charitable Foundation) March 2010 — Present

President Sumitomo Corporation of America Foundation 600 Third Avenue, New York, NY 10016 (Private Non-Operating Charitable Foundation) September 2010 — Present

Director The Hartz Mountain Corporation 400 Plaza Drive, Secaucus, NJ 07094-3688 (Pet Supplies Company) April 2008 — Present

Corporate Officer, General Manager, Planning & Administration Department, Infrastructure Business Unit Sumitomo Corporation (Integrated Trading Company) April 2007 — March 2008

Name: Masao Hirota Citizenship: Japan	Director Sumitomo Corporation of America (Integrated Trading Company) April 2010 — Present	April 2010

Senior Vice President Sumitomo Corporation of America (Integrated Trading Company) February 2008 — Present

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Treasurer Sumitomo Corporation of America Foundation 600 Third Avenue, New York, NY 10016 (Private Non-Operating Charitable Foundation) March 2008 — Present

Director Sumitomo Canada Limited First Canadian Centre, Suite 2400, 350 7th Avenue SW, Calgary, Alberta, Canada T2P 3N9 (Integrated Trading Company) April 2010 — Present

Deputy General Manager, Finance Sumitomo Corporation (Integrated Trading Company) March 2007 — February 2008

Name: Tetsu Eguchi Citizenship: Japan	Senior Vice President Sumitomo Corporation of America (Integrated Trading Company) August 2009 — Present	Not applicable (executive)

Director, TBC Corporation (Retail and Wholesale Tire Distributor) November 2009 — Present

Director,

Cantex, Inc.

301 Commerce Street, Suite 2700,

Fort Worth, TX 76102-4127

(National Manufacturer of Nonmetallic Electrical Conduit, Fittings, Accessories, Utility and Communications Duct and Residential Switch and Outlet Boxes)

November 2009 — Present

President, SCOA Capital LLC 600 Third Avenue, New York, NY 10016 (Private Equity Fund Investing) August 2009 — Present

Director, Sumisho Global Logistics (USA) Corporation 3333 New Hyde Park Road, Suite 406 New Hyde Park, NY 11042-1205 (Full-Service Transportation Company) April 2010 — Present

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Director CFO, Sumifru Corp. 5th Floor, TN Koishikawa Building 1-15-17 Koishikawa, Bunkyo-ku, Tokyo, 112-0002 Japan (Import and Sales of Fresh Fruits and Vegetables) April 2004 — June 2008

Director CFO,

Sumifru Philippines Corp.

Km 20, Baranggay Buhisan, Tibungco, Davao, City, 8000 Philippines

(Sourcing, Production, Shipment, Distribution, and Marketing of Fresh Fruits)

April 2004 — June 2008

Director CEO, Sumifru China 1003 New China Insurance Bldg. Min Tian Road Fu Tian District ShenZhen, China (Export and Sales of Fresh Fruits and Vegetables) April 2005 — June 2008

Director CEO, Sumifru Korea 414 Air City Terminal, 159-6 Samsung-dong, Kangnam-gu, Seoul Korea 135-728 (Export and Sales of Fresh Fruits and Vegetables) April 2005 — June 2008

Director, Presidio Ventures, Inc. 3979 Freedom Circle, Suite 340 Santa Clara, CA 95054 (Early Stage Investing in United States High Technology Companies) June 2010 — Present

Director, Oxford Finance Inc. 133 N. Fairfax Street Alexandria, VA 22314 (Lending to Life Science and Healthcare Service Companies) September 2009 — April 2011

Director, Oxford Hold Co LLC 133 N. Fairfax Street Alexandria, VA 22314 (Lending to Life Science and Healthcare Service Companies) April 2011 — Present

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Name: Noriyuki Maruoka Citizenship: Japan	Senior Vice President Sumitomo Corporation of America (Integrated Trading Company) April 2011 — Present	Not applicable (executive)

General Manager, Fruit & Vegetable Marketing & Distribution Department Sumitomo Corporation (Integrated Trading Company) November 2008 — March 2011

Deputy General Manager, Fruit & Vegetable Marketing & Distribution Department Sumitomo Corporation (Integrated Trading Company) February 2008 — October 2008

Assistant General Manager, Food Business Unit Planning & Development Department Sumitomo Corporation (Integrated Trading Company) June 2006 — January 2008

Name: Hiromichi Maruyama Citizenship: Japan	Senior Vice President Sumitomo Corporation of America (Integrated Trading Company) April 2009 — Present	Not applicable (executive)

Director

Cantex, Inc.

301 Commerce Street, Suite 2700,

Fort Worth, TX 76102-4127

(National Manufacturer of Nonmetallic Electrical Conduit, Fittings, Accessories, Utility and Communications Duct and Residential Switch and Outlet Boxes)

May 2009 — Present

Director Diversified CPC International, Inc. 24338 W. Durkee Road Channahon, IL 60410 (Manufacturer and Supplier of Aerosol Propellants and Related Products) May 2009 — Present

Director Presperse Corporation 635 Pierce Street Somerset, NJ 08873 (Distributor and Formulator of Cosmetic Raw Materials) March 2011 — Present

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Director Summit Petrochemical Trading, Inc. 700 Louisiana Street, Houston, TX 77002 (Trading Petrochemical Commodities) January 2008 — Present

Director Sumitronics USA, Inc. 9335 Airway Road. Suite 203-C San Diego, California 92154 (Assembly of Printed Circuit Boards) June 2009 — Present

Director The Hartz Mountain Corporation 400 Plaza Drive, Secaucus, NJ 07094-3688 (Pet Supplies Company) May 2009 — Present

Name: Toshiaki Murai Citizenship: Japan	Senior Vice President Sumitomo Corporation of America (Integrated Trading Company) April 2010 — Present	Not applicable (executive)

Vice President SC Minerals America Inc. 600 Third Avenue, New York, NY 10016 (Investments in Various Copper and Gold Mining Projects) January 2010 — Present

Vice President SC Pogo LLC 600 Third Avenue, New York, NY 10016 (Investment in Alaska Gold Mine Project) April 2010 — Present

Director Summit Mining International Inc. 8055 E Tufts Ave, Suite #800 Denver, CO 80237 (Mineral Resource Company Providing Management and Advisory Services) April 2011 — Present

Name: William Kane Citizenship: United States	Senior Vice President, Human Resources Sumitomo Corporation of America (Integrated Trading Company) September 2009 — Present	Not applicable (executive)

Director, Sumitomo Corporation of America Foundation (Private Non-Operating Charitable Foundation) September 2009 — Present

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Name: Fumio Nakabayashi Citizenship: Japan	Director, Summit Global Management of America, Inc. (Integrated Trading Holding Company) July 2009 — Present	July 2009

Senior Director, Tax Department Sumitomo Corporation of America (Integrated Trading Company) April 2011 — Present

Director, Tax Department Sumitomo Corporation of America (Integrated Trading Company) July 2009 — April 2011

Team Sub-Leader, Tax Department Sumitomo Corporation (Integrated Trading Company) March 2007 — June 2009

Name: Shoichiro Oka Citizenship: Japan	Senior Vice President Sumitomo Corporation of America (Integrated Trading Company) September 2010 — Present	Not applicable (executive)

Director SC Rail Leasing America, Inc. 1803 Ramada Boulevard Suite B201 Collinsville, IL 62234 (Previously Leased Freight Rail Cars. Assets Sold in November 2011) January 2011 — Present

Director Wolverine Assemblies LLC 30260 Oak Creek Drive Wixom, MI 48393 (Warehouse and Supply Chain Management Services) December 2010 — Present

Managing Director SC Motors Sweden AB Box 7087, Sollentuna, SE-192 07, Sweden (Automobile and Other Motor Vehicle Merchant Wholesaler) March 2007 — October 2009

Name: Timothy E. Sander Citizenship: United States	Vice President and Assistant Secretary, Sumitomo Corporation of America (Integrated Trading Company) November 2007 — Present	Not applicable (executive)

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Director, TBC Corporation (Retail and Wholesale Tire Distributor) November 2011 — Present

Name: Shingo Ueno Citizenship: Japan	Senior Vice President Sumitomo Corporation of America (Integrated Trading Company) April 2010 — Present	Not applicable (executive)

Director Global Stainless Supply, Inc. 8900 Railwood Drive Suite A Houston, TX 77078 (Master Distributor of Stainless Steel Pipe, Flanges and Fittings) July 2010 — Present

Director Pipeco Services, Inc. 20465 State Hwy 249, Suite 200 Houston, TX 77070 (Distributor of Oil Country Tubular Goods) June 2008 — Present

Chief Operating Officer Pipeco Services, Inc. 20465 State Hwy 249, Suite 200 Houston, TX 77070 (Distributor of Oil Country Tubular Goods) April 2010 — Present

Director Premier Pipe LLC 654 N. Sam Houston Pkwy East, Ste. 300 Houston, TX 77060 (Distributor of Oil Country Tubular Goods) April 2010 — Present

Director

SC Global Tubular Solutions, LLC

Three Memorial City Plaza 840 Gesner Road, Suite 1000

Houston, TX 77024

(Supply Chain Management Services for Tubular Supply Projects)

April 2004 — October 2007

January 2008 — Present

President Summit Etoile Tube LLC 840 Gesner Road, Suite 1000 Houston, TX 77024 (Investor in Seamless Pipe Manufacturer) April 2010 — Present

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Director Summit Machine Ltd 8412 – 15 Street NW Edmonton, Alberta T6P 0B9, Canada (Construction of a Facility to Machine and Process Oil Country Tubular Goods) June 2011 — Present

President Summit North Star Tube Number 1, LLC 840 Gesner Road, Suite 1000 Houston, TX 77024 (Investor in Seamless Pipe Manufacturer) April 2010 — Present

President Summit PJ LLC 840 Gesner Road, Suite 1000 Houston, TX 77024 (Investment in a Threading Processor of Seamless Hot Rolled Steel Tubes) April 2010 — Present

Director Summit Tubulars Corporation 350 7th Ave. SW, Unit 2400 Calgary, AB (Distributor of Casing, Tubing and Line Pipe Products)) April 2010 — Present

Director, Chief Executive Officer Tubular Solutions Alaska, Inc. 310 K Street, Unit 402 Anchorage, AK 99501 (Distributor of Oil Country Tubular Goods) April 2011 — Present

Director, Chief Executive Officer Unique Machine, LLC 8875 King Street Anchorage, AK 99515-1923 (Machining and Threading services) April 2010 — Present

VAM USA, LLC Member, Executive Committee 19214 E. Hardy Road Houston, TX 77073 (threading processor of seamless hot rolled steel tubes) April 2010 — Present

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

V&M Star, a Partnership with General and Limited Partners, LP Member, Executive Committee 4424 West Sam Houston Parkway North Houston, TX 77041 (seamless pipe manufacturer) April 2010 — Present

Name: Hideki Yano Citizenship: Japan	Senior Vice President Sumitomo Corporation of America (Integrated Trading Company) April 2010 — Present	Not applicable (executive)

Director, TBC Corporation (Retail and Wholesale Tire Distributor) May 2010 — Present

President, 123 Mission LLC 600 Third Avenue, New York, NY 10016 (Investment in San Francisco, CA Office Building) May 2010 — Present

President, 1750 K Street LLC 600 Third Avenue, New York, NY 10016 (Investment in Washington DC Office Building) May 2011 — Present

Director, 201 Biscayne LLC 600 Third Avenue, New York, NY 10016 (Investment in Miami, FL Office Building) May 2011 to Present

President, 201 Biscayne LLC 600 Third Avenue, New York, NY 10016 (Investment in Miami, FL Office Building) May 2010 — Present

Director and President, Atlantic Hills Corporation 1105 Lakewood Parkway, Suite 155, Alpharetta, GA 30009 (Investment in Residential Real Estate) May 2010 — Present

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

President, HF Lakeside II LLC 600 Third Avenue, New York, NY 10016 (Previously Held Investment in Temple, Arizona Office Building. Sold in February 2012) May 2010 — Present

Director and President, SCOA Miami Center LLC 600 Third Avenue, New York, NY 10016 (Investment in Miami, FL Office Building) May 2010 — Present

President, SCOA Residential LLC 600 Third Avenue, New York, NY 10016 (Investment in Residential Real Estate) May 2010 — Present

Representative Director and President, Sumisho Realty Management Co., Ltd 1-8-12, Harumi, Chuo-ku, Tokyo 104-6230 Japan (Asset Management Business) September 2007 — February 2008

Name: Kenji Iijima Citizenship: Japan	Senior Vice President Sumitomo Corporation of America (Integrated Trading Company) April 2011 — Present	Not applicable (executive)

Committee Member Katana Summit LLC 1600 East 29th Avenue Columbus, NE 68601 (Manufacturer of Wind Turbine Towers) April 2011 — Present

Director Servilamina Summit Mexicana, S.A. se C.V Acceso III, No. 15-A Fracc. Ind. Benito Juarez Queretaro, QRO76120 Mexico (Steel Service Center) April 2011 — Present

Director, Chairman of the Board, President and Chief Executive Office SteelSummit Holdings, Inc. 600 Third Avenue New York, NY 10016-2001 (Steel Service Center) April 2011 — Present

Name and County of Citizenship	Principal Occupation within Previous Five Years	Director Since

Director, Chairman of the Board Steel Summit International, Inc. 600 Third Avenue, New York, NY 10016 (Steel Trading Company) April 2011 — Present

Name: Tatsuro Tamura Citizenship: Japan	Director and Treasurer Summit Global Management of America, Inc. (Integrated Trading Holding Company) March 2009 — Present	March 2009

Vice President Sumitomo Corporation of America (Integrated Trading Company) January 2008 — Present

Senior Director Sumitomo Corporation of America (Integrated Trading Company) March 2007 — January 2008

Name: Koichi Takahata Citizenship: Japan	Director Summit Global Management of America, Inc. (Integrated Trading Holding Company) January 2010 — Present	January 2010

President Summit Global Management of America, Inc. (Integrated Trading Holding Company) January 2010 — Present

Executive Officer, General Manager, Accounting Controlling Department Sumitomo Corporation (Integrated Trading Company) April 2010 — Present

Corporate Officer, General Manager, Accounting Controlling Department Sumitomo Corporation (Integrated Trading Company) January 2010 — March 2010

Corporate Officer, General Manager, Investor Relations Department Sumitomo Corporation (Integrated Trading Company) April 2006 — December 2009

Any Letter of Transmittal to be delivered to the Depositary may ONLY be sent to the Depositary by mail or courier to one of the addresses set forth below and may NOT be sent by facsimile transmission. Any certificates representing Shares and any other required documents sent by a stockholder of Midas or such stockholder’s broker, dealer, commercial bank, trust company or other nominee should be sent to the Depositary as follows:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Facsimile Transmission: (For Eligible Institutions Only) (No Letters of Transmittal) Facsimile: (617) 360-6810 To confirm by telephone: (781) 575-2332	By Registered, Certified or Express Mail or by Overnight Courier: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021

Other Information:

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and/or the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

(800) 901-0068

The Dealer-Manager for the Offer is:

Morgan Joseph TriArtisan LLC

600 Fifth Avenue, 19th Floor

New York, NY 10020

(212) 218-3796